As filed with the Securities and Exchange Commission on April 22, 1999
                                                   REGISTRATION NO. 333-_____
------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------
                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

          ARKANSAS                   6021                     71-0407808
State or other jurisdiction    (Primary Standard            (I.R.S.employer
   of incorporation        Industrial Classification       Identification No.)
   or organization)               Code Number)

           501 Main Street, Pine Bluff, Arkansas 71601 (870) 541-1000 (Address,including zip code and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------
                                 J. THOMAS MAY,
          Chairman of the Board, President and Chief Executive Officer
                       Simmons First National Corporation
                                 501 Main Street
                           Pine Bluff, Arkansas 71601
                                 (501) 541-1103
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------
                                 With Copies to:


         PATRICK A. BURROW, Esq.                  WILLIAM I. PREWETT, Esq.
         WILLIAMS & ANDERSON LLP         COMPTON, PREWETT, THOMAS & HICKEY, P.A.
     111 CENTER STREET, 22 ND FLOOR               423 NORTH WASHINGTON
       LITTLE ROCK, ARKANSAS  72201            EL DORADO, ARKANSAS  71731
              (501) 372-0800                          (870) 862-3478

                           --------------------------

     Approximate date of commencement of proposed sale of securities to the public: As promptly as practicable after the effective date of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of         Amount to be      Proposed Maximum            Proposed Maximum           Amount of
Securities to be Registered   Registered (1)  Offering Price per Share    Aggregate Offering Price   Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $1 par           785,000           $17.01                   $13,350,254                $3,711
-----------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the book value of NBC Bank Corp., which amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement Shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                       SIMMONS FIRST NATIONAL CORPORATION

                              CROSS-REFERENCE SHEET

     Pursuant to Item 501 (b) of Regulation S-K Showing Location in the Prospectus of Information by Items 1 through 19,

                   Part I, of Form S-4 Registration Statement

       ITEM NUMBER AND CAPTION              LOCATION IN PROSPECTUS
       -----------------------              ----------------------

1.   Forepart of the Registration           Registration Statement Cover;
     Statement and Outside Front            Front Cover Page of Prospectus
     Cover Page of Prospectus.

2.   Inside Front and Outside               Inside Front and Back Cover Page
     Back Cover Page of                     of Prospectus;Available Information;
     Prospectus.                            Documents Incorporated by Reference
                                            Table of Contents

3.   Risk Factors, Ratio of                 Prospectus Summary; Simmons First
     Earnings to Fixed Charges              National Corporation
     and Other Information.

4.   Terms of Transaction.                  The Merger

5.   Pro Forma Financial Information.       Financial Information

6.   Material Contacts with the             The Merger
     Company Being Acquired.

7.   Additional Information                 *
     Required for Reoffering by
     Persons and Parties Deemed
     to be Underwriters.

8.   Interests of Named Experts             Legal Matters
     and Counsel.

9.   Disclosure of Commission               *
     Position on Indemnification
     for Securities Act Liabilities.

10.  Information with Respect to            Simmons First National Corporation;
     S-3 Registrants.                       Incorporation of Certain Documents
                                            by  Reference; Available Information

11.  Incorporation of Certain               Incorporation of Certain Documents
     Information by Reference.              by  Reference

12.  Information with Respect to            *
     S-2 or S-3 Registrants.

13.  Incorporation of Certain               *
     Information by Reference.

14.  Information   with  Respect  to        *
     Registrants other  than  S-3 or
     S-2 Registrants.

15.  Information with Respect to            *
     S-3 Companies.

16.  Information with Respect to            *
     S-2 or S-3 Companies.

17.  Information  with Respect to           Summary; NBC Bank Corp.
     Companies Other than S-3 or            Special  Meeting;  Financial
     S-2  Companies.                        Information;  NBC Bank Corp.
                                            Financial Statements

18.  Information if Proxies,                NBC Bank Corp. Special Meeting;
     Consents or Authorizations             NBC Bank Corp.
     are to be Solicited.

19.  Information if Proxies                 Simmons First National Corporation
     Consents or Authorizations
     are not to be Solicited or
     in an Exchange Offer.

                                 NBC BANK CORP.
                                 PROXY STATEMENT

                       SIMMONS FIRST NATIONAL CORPORATION
                                   PROSPECTUS

                                 785,000 Shares
                      Class A Common Stock, $1.00 Par Value

Special Shareholders Meeting

     The Board of Directors of NBC Bank Corp. ("NBCBC") is furnishing this Proxy Statement and Prospectus to its stockholders to solicit proxies for use at the special meeting of stockholders of NBCBC to be held on June 24, 1999.
Purpose - Merger with Simmons First National Corporation

     At the meeting, the stockholders of NBCBC will vote on a proposal to authorize and approve the merger of NBCBC with and into Simmons First National Corporation ("Simmons") as set forth in the Agreement and Plan of Merger, dated March 22, 1999. If the merger is approved, NBCBC will merge into Simmons and will no longer be a separate corporation. Simmons has agreed to register under the Securities Act of 1933, as amended, up to 785,000 shares of Simmons Class A, $1.00 par value, Common Stock to be issued in the merger to stockholders of NBCBC in exchange for their NBCBC stock. NBCBC shareholders will receive 4.1638 shares of Simmons' common stock in exchange for each share of NBCBC stock owned. No fractional shares of Simmons Common Stock will be issued, instead NBCBC shareholders will receive cash for any fractional shares due them. This Proxy Statement also serves as a Prospectus of Simmons under the Securities Act for the issuance of shares of Simmons Common Stock to stockholders of NBCBC.

Proxy Mailing

     This Proxy Statement and the accompanying forms of proxy were mailed to the stockholders of NBCBC on or about May ___, 1999.

Recent Stock Price

         On May ___, 1999, the closing price per share of Simmons First National Corporation Class A Common Stock (symbol: SFNCA) on the NASDAQ, National Market System was $______.

For a more complete discussion of the merger, you are strongly urged to read and consider carefully this proxy statement in its entirety.

Neither the SEC nor any state securities agency has approved these securities or determined that this proxy statement and prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Proxy Statement is May ___, 1999. The information contained in the Proxy may change after the date of this Proxy Statement. You should not assume that none of the information in the Proxy Statement has changed just because the merger is completed or you receive shares of Simmons Common Stock pursuant to the merger.

Neither Simmons nor NBCBC have authorized anyone to give any information or to make any promises, not contained in proxy statement, related to the proxy solicitation and the stock offering made by this proxy statement. If you receive any unauthorized information or promises, you should not rely on them.

The proxy solicitation and stock offering are effective only if these activities are legal in the states and countries in which made.

AVAILABLE INFORMATION

     Simmons is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with this Act, Simmons files annual reports on form 10-K, quarterly on form 10-Q, current on form 8-K, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information concerning Simmons may be inspected and copied at the public reference facilities maintained by the SEC. These facilities are located at:

o Room 1024, 450 Fifth Street, N.W., Washington,  D.C. 20549,
o Citicorp Center,500 West Madison Street, Suite 1400, Chicago, Illinois 60661,
o 7 World Trade Center, Suite 1300, New York, New York 10048.

     You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements, registration statements and other information regarding companies which file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Simmons has filed with the SEC a Registration Statement on Form S-4 under the Securities Act for a maximum of 785,000 shares of Simmons Class A Common Stock to be issued upon consummation of the merger. This Proxy Statement does not contain all the information set forth in the Registration Statement and its exhibits. Certain portions of the information have been omitted as allowed by the rules and regulations of the SEC. You may obtain a photocopy of the Registration Statement from the SEC, upon payment of prescribed copying charges or you may obtain a copy from the Internet site referred to above. For further information, you should refer to the Registration Statement and its exhibits. Statements in this Proxy Statement (or any document incorporated by reference in this Proxy Statement) relating to the contents of any contract or other document are not necessarily complete. For additional information about the contract or other document, you should refer to the Registration Statement and its Exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED OR FURNISHED WITH THE PROXY STATEMENT. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. BARRY L. CROW, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SIMMONS FIRST NATIONAL CORPORATION, 501 MAIN STREET, PINE BLUFF, ARKANSAS 71601, (870) 541-1350. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE ON OR BEFORE [7 days prior to meeting date], 1999.

     The following documents have been filed with the SEC under the Exchange Act and are incorporated by reference into this Proxy Statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 25, 1999. Disclosed in Note 19 of the Company's financial statements for the year ended December 31, 1998, the Company consummated a merger with Lincoln Bankshares, Inc. in January 1999. The financial statements in the 10-K have not been restated to give effect of the merger.

     2. The description of the Company's Common Stock contained in the Registration Statement on Form S-2, filed April 16, 1993 (File No. 0-06253) and any amendment or report filed for the purpose of updating such description.

     Each  document  filed  after the date of this Proxy  Statement  pursuant to
Section 13 (a), 13(c), 14 or 15(d) of the Exchange Act but prior to the special meeting of the NBCBC stockholders will be treated as incorporated by reference in this Proxy Statement. These later filed documents shall be treated as a part of this Proxy Statement from the date of filing of the document. Any statement contained in a document incorporated in this Proxy Statement shall be treated as modified or replaced if a statement contained in this Proxy Statement or in any later filed document which is treated as incorporated by reference modifies or replaces the original document.

     Simmons has supplied all information in this Proxy Statement relating to Simmons and NBCBC has supplied all information relating to NBCBC.

                                TABLE OF CONTENTS
SUMMARY
    Simmons.................................................................5
    NBC Bank Corp...........................................................5
    The Merger..............................................................6
    Election by NBC Bank Corp. Stockholders under the 1987 Act..............7
    The NBC Bank Corp. Special Meeting .....................................7
    Certain Federal Income Tax Consequences.................................7
    Dissenters' Rights......................................................7
    Regulatory Approvals....................................................8
    Accounting Treatment....................................................8
    Market Prices...........................................................8
    Pro Forma and Selected Financial Data...................................9
    Pro Forma and Selected Financial Data..................................10
THE NBC BANK CORP. SPECIAL MEETING
    Date, Time and Place...................................................11
    Purpose of Meeting ....................................................11
    Shares Outstanding and Entitled to Vote; Record Date...................11
    Vote Required..........................................................11
    Voting; Solicitation of Proxies........................................11
THE MERGER
    Background of the Merger...............................................12
    Reason for the Merger...............................................12-13
    The Agreement.......................................................13-14
    Fairness Opinion.......................................................14
    Regulatory Approvals...................................................14
    Antitrust Matters......................................................15
    Certain Federal Income Tax Consequences.............................15-16
    Accounting Treatment ..................................................16
    Right to Dissent.......................................................16
    Exchange Ratio for the Merger..........................................17
    Expenses of the Merger.................................................17
FINANCIAL INFORMATION
    Pro Form Unaudited Combined Financial Statements.......................17
    Pro Forma Combined Balance Sheet.......................................18
    Pro Forma Combined Income Statements................................19-21
ELECTION BY NBC BANK COP. UNDER THE 1987 ACT
    Election Incidental To The Merger......................................22
    Reason for the Election................................................22
    Result of the Election..............................................22-24
SIMMONS FIRST NATIONAL CORPORATION
    General.............................................................24-25
    Regulation..........................................................25-27
    Offices................................................................27
    Employees..............................................................27
    Description of Simmons Common Stock....................................27
    Resale of Simmons Common Stock......................................27-28

    No Shareholder Approval Required ......................................28
NBC BANK CORP.
    Description of Business................................................28
    Management's Discussion and Analysis................................28-45
    Directors and Executive Officers....................................46-47
    Transactions with Management...........................................47
    Principal Stockholders of NBC Bank Corp.............................47-48
    Competition............................................................48
    Litigation.............................................................48
    Offices................................................................48
    Employees..............................................................48
    Description of NBC Bank Corp. Stock....................................48
    Comparison of Rights of Holders of NBC Bank Corp. Common Stock
    and Simmons Common Stock............................................48-49
LEGAL MATTERS AND EXPERTS
    Legal Opinions.........................................................49
    Experts.............................................................49-50
    General................................................................50
INDEX TO NBC BANK CORP. FINANCIAL STATEMENTS
ANNEXES
     I-  Agreement and Plan of Merger ..................................74-93
     II- Fairness Opinion...............................................94-95
     III-Arkansas Business Corporation Act of 1965
         Section 4-26-1007 et.seq............ .........................96-101

                                      SUMMARY

     The following is a summary of certain information in this Proxy Statement. This is only a summary, you should refer to the more detailed discussion in the Proxy Statement and Annexes and other documents for additional information. You are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

Simmons

     Simmons First National Corporation ("Simmons") is registered as a bank holding company under the Bank Holding Company Act of 1956. Simmons owns the following seven subsidiary banks in Arkansas which conduct banking operations through 50 offices located in 26 communities in Arkansas:


     Simmons First National Bank                  Pine Bluff,Arkansas
     Simmons First Bank of Jonesboro              Jonesboro, Arkansas
     Simmons First Bank of South  Arkansas        Lake Village, Arkansas
     Simmons First Bank of Dumas                  Dumas, Arkansas
     Simmons First Bank of Northwest Arkansas     Rogers, Arkansas
     Simmons First Bank of Russellville           Russellville, Arkansas
     Simmons First Bank of Searcy                 Searcy, Arkansas.

     Its lead bank, Simmons First National Bank (the "Bank"), is a national bank which has been in operation since 1903. The Bank has received favorable national publicity for offering one of the lowest credit card interest rates in the United States. The Bank's primary market area is the State of Arkansas, except for its credit cards which are marketed nationally.

     Recent Financial Information on Simmons
                                                        December 31, 1998
                                                        -----------------

        Total Consolidated Assets                       $1,540.5 million
        Total Equity Capital                            $  137.0 million

     Simmons' Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System over-the-counter market (NASDAQ-NMS) under the symbol "SFNCA". The Corporation's principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000.

NBC Bank Corp.

     NBCBC is registered as a bank holding company under the Bank Holding Company Act of 1956. NBCBC owns all of the outstanding stock of National Bank of Commerce, El Dorado, Arkansas. There is no public market for shares of NBCBC's outstanding capital stock. NBCBC's principal executive offices are located at 100 West Grove Street, El Dorado, Arkansas 71730; its telephone number is (870) 862-8161.

     Recent Financial Information on NBCBC
                                                        December 31, 1998
                                                        -----------------

        Total Consolidated Assets                       $  146.5 million
        Total Equity Capital                            $   13.4 million

The Merger

     On March 22, 1999, Simmons and NBCBC entered into a merger agreement. Upon completion of the merger, NBCBC will become a part of Simmons and will no longer exist as a separate corporation. Simmons will issue up to 785,000 shares of Simmons Common Stock to the NBCBC shareholders in exchange for their NBCBC shares. No fractional shares of Simmons Common Stock will be issued. NBCBC shareholders will receive cash instead of fractional shares of Simmons Common Stock. Simmons and NBCBC believe that the Merger will

     *    provide liquidity to the holders of NBCBC common stock,
     *    expand the present banking services of NBCBC
     * expand the geographical presence of Simmons into the banking markets in which NBCBC operates, and
     *    increase the earning potential of the consolidated enterprises.

See "The Merger-The Agreement."

     Upon completion of the Merger, NBCBC will no longer exist as a corporation. Simmons will be the surviving corporation in the Merger. Each share of NBCBC common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which dissenter's rights have been perfected under the Arkansas Business Corporation Act of 1987) will be converted into the right to receive 4.1638 shares of Simmons Common Stock. The Merger will only be completed if it qualifies as a tax-free reorganization. Simmons will not issue fractional shares of its common stock in the Merger. Any holder of NBCBC common stock entitled to a fractional share will be paid cash instead of the fractional shares.

NBCBC STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF SIMMONS COMMON STOCK FOR EACH SHARE OF NBCBC COMMON STOCK BASED UPON THE EXCHANGE RATIO. THE VALUE OF THE SIMMONS COMMON STOCK TO BE DELIVERED TO NBCBC STOCKHOLDERS UPON COMPLETION OF THE MERGER IS SUBJECT TO CHANGE, DUE TO FLUCTUATION OF THE PRICE OF SIMMONS COMMON STOCK. SIMILARLY, THE MARKET VALUE OF THE SHARES OF SIMMONS COMMON STOCK THAT NBCBC STOCKHOLDERS RECEIVE IN THE MERGER MAY INCREASE OR DECREASE FOLLOWING THE MERGER, DUE TO THE MARKET FLUCTUATION OF SIMMONS COMMON STOCK

     On March 22, 1999, immediately prior to the announcement of the definitive agreement, shares of Simmons Common Stock closed on the NASDAQ-NMS at a price of $32.00. There is no established market value for the stock of NBCBC.

THE BOARD OF DIRECTORS OF NBCBC RECOMMENDS THAT THE NBCBC STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER.

Election by NBC Bank Corp. Stockholders under the 1987 Act

     The Election by the stockholders of NBCBC to be governed by the Arkansas Business Corporation Act of 1987 (the "1987 Act") is desirable to implement the Merger. However, the election is effective only if the Merger is approved.

     NBCBC is an Arkansas  corporation  organized  under the  Arkansas  Business
Corporation Act of 1965, (the "1965 Act"). The 1987 Act is applicable to corporations that were incorporated on or after January 1, 1988 and those other corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to adopt the 1987 Act. The stockholders of Simmons elected to be governed by the 1987 Act by amending its Articles of Incorporation during 1994.

     Both the 1965 Act and the 1987 Act contain merger procedures. Although both Acts contain similar provisions, the parties have determined that it is desirable for NBCBC to elect to be governed by the 1987 Act to implement the merger.


The NBC Bank Corp. Special Meeting

     The Board of Directors of NBCBC has called a Special Stockholders Meeting to consider and vote on the proposed merger and the election to be governed by the 1987 Act. This meeting will be held at the offices of NBCBC, 100 West Grove Street, El Dorado, Arkansas on June 24, 1999, at 3:00 p.m. Central Daylight Savings Time.

     The holders of two-thirds of the outstanding shares of NBCBC common stock must vote "yes" to approve the Merger and the election under the 1987 Act. The principal shareholders, directors, executive officers and certain related persons and trusts hold a total of 25.38% of the outstanding stock of NBCBC. Management of NBCBC expects that the principal shareholders, directors, executive officers, and those related persons and trusts will vote in favor of the Merger. Stockholders of NBCBC are entitled to assert dissenters' rights. See "The Merger - Right to Dissent".

Certain Federal Income Tax Consequences

     Simmons and NBCBC intend for the Merger to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, neither Simmons nor NBCBC will recognize any gain or loss as a result of the Merger. NBCBC's stockholders will not recognize gain or loss upon the receipt of solely Simmons Common Stock in exchange for NBCBC common stock. NBCBC will receive an opinion from Simmons' counsel, that shareholders who exchange their NBCBC common stock for shares of Simmons Common Stock will not recognize a gain or loss in the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning this transaction. See "The Merger - Certain Federal Income Tax Consequences."

Dissenters' Rights

     NBCBC shareholders are entitled to assert dissenter's rights due to the Merger. NBCBC Shareholders may exercise their right of dissent under the 1965 Act. The procedure is described in the "The Merger - Right to Dissent". The applicable part of the statute is set forth in Annex III.

Regulatory Approvals

     Simmons has applied for approval from the Board of Governors of the Federal Reserve to merge NBCBC into Simmons. See "The Merger - Regulatory Approvals."

Accounting Treatment

     Simmons  intends  to  treat  the  Merger  as  a  pooling-of-interests   for
accounting purposes. See "The Merger - Accounting Treatment."

Market Prices

     Simmons Common Stock is traded over-the-counter in the NASDAQ National Market System. NBCBC common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for Simmons Common Stock.


                             Simmons Common Stock(1)
                                 Price Per Share
                             High            Low
                           -----------  ------------

1996                   $ 27.25      $  20.50
1997                   $ 42.00      $  25.50
1998                   $ 53.25      $  33.63
01/01/99 - 3/31/99     $ 40.50      $  31.50

(1) All share prices have been adjusted for a 50% stock dividend which was paid December 6, 1996.


     On March 22, 1999, immediately prior to the public announcement of the definitive agreement between Simmons and NBCBC as to the proposed merger transaction, the closing sales price for Simmons Common Stock was $32.00. On May ___, 1999, the closing sales price for Simmons Common Stock was $____.

Pro Forma and Selected Financial Data

     The table on the following page shows selected historical financial information of Simmons and NBCBC and certain unaudited pro forma financial information after giving effect to the Merger. The Merger is treated as a pooling-of-interests for accounting purposes. The table also shows certain historical per share information about Simmons and NBCBC and pro forma equivalent per share amounts giving effect to the proposed Merger. The Simmons historical information for each of the years in the three-year period ended December 31, 1998 are based on the historical financial statements of Simmons as audited by Baird, Kurtz and Dobson, independent public accountants restated to give retroactive effect to the merger of Simmons and Lincoln Bankshares, Inc. which occurred in January 1999, as disclosed in Note 19 of the financial statements of Simmons for the year ended December 31, 1998, incorporated herein by reference. The NBCBC historical information as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 are based on the historical financial statements of NBCBC as audited by Deloitte & Touche LLP independent public accountants. The information as of December 31, 1996, is derived from the Company's financial records as of that date. The pro forma information shown is a combination of prior fiscal periods of Simmons and NBCBC. This information should be read together with the historical and pro forma financial statements and related notes. The assumptions used in the preparation of this table are stated elsewhere in the "Financial Information" section of this Proxy Statement. This information does not show or project future operations of Simmons after the Merger or actual results of operations if the Merger had been completed prior to the periods indicated. Pro forma consolidated per share data of Simmons and NBCBC is prepared using the exchange ratio of 4.1638 shares of Simmons Common Stock for each share of NBCBC common stock.

     This information should be read together with the consolidated financial statements of each of Simmons and NBCBC, and the related notes, which are incorporated into this Proxy Statement by reference and together with the unaudited pro forma financial information, including the notes, appearing in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."



                                                           Pro Forma and Selected Financial Data
                                                          (Amounts in thousands, except per share)
                                                                           (unaudited)

                                                                  For the Year Ended December 31,
                                                  ------------------------------------------------------
                                                             1998              1997           1996
--------------------------------------------------------------------------------------------------------
Net interest income and other income
     Simmons First National Corp.                    $      87,594     $      75,296    $      65,639
     NBC Bank Corp                                           6,557             6,755            6,221
     Pro Forma                                              94,151            82,051           71,860

Net income
     Simmons First National Corp.                           14,839            13,266           11,716
     NBC Bank Corp.                                          1,648             1,704            1,623
     Pro Forma                                              16,487            14,970           13,339

Diluted net income per common share
    Simmons First National Corp.                              2.26              2.04             1.80
    NBC Bank Corp.                                            8.77              9.13             8.75
    Pro Forma                                                 2.24              2.05             1.83

Historical dividends per common shares
    Simmons First National Corp.                              0.64              0.56             0.48
    NBC Bank Corp.                                            6.00              6.00             3.00
    Pro Forma                                                 0.64              0.56             0.48

Total Assets (end of period)
    Simmons First National Corp.                         1,540,472         1,484,710        1,029,588
    NBC Bank Corp.                                         146,538           140,782          135,968
    Pro Forma                                            1,687,010         1,625,492        1,165,556

Long-term borrowings (end of period)
    Simmons First National Corp.                            49,340            53,558            1,067
    NBC Bank Corp.                                              --                50              200
    Pro Forma                                               49,340            53,608            1,267

Total stockholders' equity (end of period)
    Simmons First National Corp.                           137,034           125,391          114,820
    NBC Bank Corp.                                          13,350            12,688           11,889
    Pro Forma                                              150,384           138,079          126,709

Book value per  common share (end of period)
    Simmons First National Corp.                             21.23
    NBC Bank Corp.                                           70.82
    Pro Forma                                                20.77



                       THE NBC BANK CORP. SPECIAL MEETING

DATE, TIME AND PLACE

     The NBCBC Special Shareholders Meeting will be held on June 24, 1999, commencing at 3:00 p.m. Central Daylight Savings Time, at the offices of NBCBC, 100 West Grove Street, El Dorado, Arkansas.

PURPOSE OF MEETING

     The purpose of the NBCBC Special Shareholders Meeting is to consider and vote upon the adoption of the Agreement and Plan of Merger ("Agreement"), by and between NBCBC and Simmons, dated March 22, 1999 and to consider and vote the adoption of the 1987 Act.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on May 10, 1999, has been fixed by the Board of Directors of NBCBC as the record date for the determination of holders of NBCBC common stock entitled to notice of and to vote at the NBCBC Special Shareholders Meeting. At the close of business on May 10, 1999, there were 188,529 shares of NBCBC common stock issued and outstanding held by ___ shareholders of record. Holders of record of NBCBC common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger - Right to Dissent."

VOTE REQUIRED

     The affirmative vote of two-thirds of all the shares of NBCBC common stock outstanding on the record date is required to approve the Merger and to adopt the 1987 Act.

     As of May 10, 1999, the principal shareholders, directors, executive officers and their affiliates own 25.38% of the outstanding stock of NBCBC. Management anticipates that the directors, executive officers, and their affiliates will vote in favor of the Merger, and therefore, the approval of the Merger is assured.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the NBCBC Special Meeting accompany this Proxy Statement delivered to record holders of NBCBC common stock and such proxies are solicited on behalf of the Board of Directors of NBCBC. A holder of NBCBC common stock may use his proxy if he is unable to attend the NBCBC Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised, by notice of such revocation to the secretary of NBCBC, or by submitting a proxy having a later date, or by such person appearing at the NBCBC meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger and the adoption of the 1987 Act.

         NBCBC will bear the cost of solicitation of proxies from its stockholders. In addition to using the mail, proxies may be solicited by personal interview. Officers and other employees of NBCBC and its subsidiary acting on NBCBC's behalf, may solicit proxies personally.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In June, 1998, the Bank received correspondence from three significant shareholders regarding their desire that the bank's board evaluate strategic alternatives, including the possibility of affiliating with another bank. Specific concerns of these shareholders related to the liquidity of NBC Bank Corp. stock, as well as significant premiums being paid in bank acquisitions in Arkansas and the Southwest.

     These requests were communicated through the Executive Committee and to the full Board of Directors, who empanelled a Capital Planning committee comprised of three directors to study the issue and make recommendations. After considering the issue, the Capital Planning Committee recommended that the Board consider retaining an advisor to assist in this process. Brown, Burke Capital Partners, Inc. of Atlanta, Georgia was retained.

     As a result of several previous overtures from Simmons First National Corporation, and the close relationships between senior management and directors of Simmons and NBC Bank Corp., Simmons was notified of our willingness to consider an affiliation.

     Simmons requested a meeting with the Board of Directors on September 28, 1998, and presented a preliminary expression of interest to acquire NBC Bank Corp. Over the next several months, NBC Bank Corp.'s Capital Planning Committee, Executive Committee, and Board met concerning the possible merger of NBC Bank Corp. into Simmons First National Corporation. Representatives from Brown, Burke Capital Partners, Inc. met with directors on several occasions, providing assistance and analysis related to Simmons and several other identified potential acquirers. Discussions with Simmons progressed, and on February 9, 1999, Simmons was invited to conduct on site due Diligence with respect to NBC Bank Corp. and its subsidiary, National Bank of Commerce, El Dorado, Arkansas. Brown, Burke Capital Partners, Inc. was employed to conduct due diligence of Simmons.

     Following completion of this due diligence process, NBC Bank Corp. received a formal written offer from Simmons First National Corporation. After consideration of this offer, the decision was made by NBC Bank Corp. directors to pursue additional negotiations with Simmons.

     NBC Bank Corp. and Simmons exchanged certain information for review by each party's respective management, counsel, and advisors. Further, negotiations commenced regarding the negotiation of the merger agreement. On March 22, 1999, NBC Bank Corp. Board of Directors met for purposes of considering and acting upon thE proposed agreement between NBC Bank Corp. and Simmons First National Corporation. Based upon the terms of the Agreement, NBC Bank Corp. directors unanimously approved the Agreement.


REASONS FOR THE MERGER

     In reaching its determination that the Merger and the Agreement are fair to, and in the best interest of NBC Bank Corp. and its shareholders, NBC Bank Corp.'s Board of Directors consulted with its consultants and counsel, as well as with NBC Bank Corp.'s management, and considered a number of factors, including, without limitations, the following:

          a. The familiarity of the NBC Bank Corp. Board of Directors with and review of NBC Bank Corp.'s business, operations, earnings and financial condition;

          b. The recent market performance of Simmons Common Stock, as well as the recent earnings performance and dividend payment history of Simmons;

          c. The belief of the NBC Bank Corp.'s board of Directors that the terms of the Agreement are attractive in that the Agreement allows NBC Bank Corp. shareholders to become shareholders in Simmons;

          d. The wide range of banking products and service Simmons offers to its customers;

          e. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in NBC Bank Corp.'s market area;

          f. The belief of the NBC Bank Corp. Board of Directors, based upon analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, Simmons and its banking subsidiaries would be well-capitalized institutions, with financial positions in excess of all applicable regulatory capital requirements;

          g. The recent business combinations involving financial institutions, either announced or completed, during the past 24 to 36 months in the United States, the State of Arkansas and contiguous states and the effect of such combinations on competitive conditions in NBC Bank Corp.'s market area;

          h. The belief of the NBC Bank Corp. Board of Directors that, in light of the reasons discussed above, Simmons was an attractive choice as a long-term affiliation partner of NBC Bank Corp.; and

          i. The expectation that the Merger will generally be a tax-free transaction to NBC Bank Corp. shareholders who receive Simmons Common Stock by virtue of the Merger (see "Certain Federal Income Tax Consequences").

     NBC Bank Corp.'s Board did not assign any specific or relative weight to the foregoing factors in their considerations.


THE BOARD OF DIRECTORS OF NBC BANK CORP. BELIEVES THAT THE PROPOSED ACQUISITION IS IN THE BEST INTEREST OF THE STOCKHOLDERS OF NBC BANK CORP. AND RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

THE AGREEMENT

     The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto by Annex.

     Under the terms of the Agreement, NBCBC will be merged with and into Simmons in exchange for the issuance by the Company of a maximum of 785,000 newly issued shares of Simmons Common Stock to the holders of the common stock of NBCBC. The consummation of the Merger is conditioned on it being a tax-free reorganization. Fractional shares of Simmons Common Stock will not be issued in connection with the Merger. A holder of NBCBC common stock otherwise entitled to a fractional share will be paid cash in lieu of such fractional shares.

     Upon consummation of the Merger, NBCBC will merge with and into Simmons, and Simmons will be the surviving corporation in the Merger. As a result of the Merger, each share of NBCBC common stock outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares as to which dissenter's rights have been perfected ("Dissenters' Shares") under the Arkansas Business Corporation Act of 1965) will be converted into the right to receive 4.1638 shares of Simmons Common Stock (the "Exchange Ratio"). The payment of cash for fractional shares will be computed by valuing Simmons Common Stock at the average closing price per share of Simmons Common Stock during the period of ten (10) trading days on which one or more trades actually takes place ending immediately prior to the fifth trading day preceding the Effective Time.

     Simmons and NBCBC have agreed, for the period prior to the consummation of the merger, to operate their respective businesses only in the usual, regular and ordinary course. In addition, Simmons and NBCBC will use reasonable efforts to maintain and keep their respective properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. Simmons and NBCBC have further agreed that, prior to consummation of the Merger, they will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either Simmons or NBCBC to obtain any necessary approvals, adversely affect the ability of Simmons or NBCBC to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied.

     The Agreement requires that certain conditions occur or be waived prior to the closing date ("Conditions Precedent"), including (a) approval by stockholders  of  NBCBC  holding  two-thirds  of  all  outstanding  shares;  (b)
eligibility of the transaction to be accounted for under the pooling-of-interests method of accounting, (c) approval by the appropriate bank regulatory authorities; and (d) satisfaction of other customary conditions normally associated with closing a merger transaction. It is also a condition to the Merger that Simmons have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement, except those required by law, may be waived by the party benefited by the condition.

     The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

     All shares of NBCBC common stock converted into the right to receive the merger consideration in the Merger shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing shares of Simmons Common Stock into which such shares of NBCBC common stock are convertible. Certificates previously representing shares of NBCBC common stock shall be exchanged for certificates representing whole shares of Simmons Common Stock issued in consideration therefor upon the surrender of such certificates as provided below.

     The Agreement provides that Simmons and NBCBC will cause the Effective Time to occur as promptly as practicable after the approval by the stockholders of NBCBC of the Agreement and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Agreement. As soon as the date on which the Effective Time is anticipated to occur is determined, Simmons and NBCBC will publicly announce such date, although no assurance can be given that the Effective Time will occur on such date.

FAIRNESS OPINION

     NBCBC has retained the services of Brown, Burke Capital Partners, Inc. ("BBCP") to evaluate the proposed merger with Simmons and issue an opinion regarding whether the consideration being provided by Simmons is fair to the shareholders of NBCBC. BBCP has made a preliminary determination that the consideration being offered is fair and has issued its opinion, dated April __, 1999, which is attached hereto as Annex II. BBCP will re-examine the proposed merger transaction within five (5) days of consummation to confirm its opinion. The obligation of NBCBC to consummate the Merger is conditioned upon the receipt of the confirmation of BBCP's preliminary opinion.

REGULATORY APPROVAL

     The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application was filed for approval of the Merger with the Board of Governors of the Federal Reserve System ("Federal Reserve") for Simmons to acquire NBCBC on April 14, 1999. The Merger is also subject to review by the Department of Justice as to its competitive effects. Simmons and NBCBC expect the application with the Federal Reserve to be approved in due course.

ANTITRUST MATTERS

     After approval by the Federal Reserve, the Department of Justice has fifteen (15) calendar days in which to challenge the proposed Merger on anti-trust considerations. The ordinary form of approval letter from the Federal Reserve provides that the Merger may not be consummated until fifteen (15) calendar days after the effective date of such letter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the principal federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of NBCBC common stock hold such shares as a capital asset, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, nor any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Williams & Anderson LLP, counsel to Simmons is of the opinion, subject to the assumptions set forth below, that the Merger will constitute a tax-free reorganization pursuant to Sections 368(a)(1)(A) of the Code and that, accordingly, neither Simmons nor NBCBC will recognize gain or loss as a result of the Merger, and (ii) holders of NBCBC common stock who receive shares of Simmons Common Stock for their shares of NBCBC Stock will not recognize gain or loss in the Merger, except to the extent of cash received in lieu of fractional shares of Simmons Common Stock.

     The foregoing opinion is based upon (i) certain representations of Simmons and NBCBC, (ii) the assumption that the Merger will be consummated in accordance with its terms, and (iii) the assumption that the "continuity of interest" requirement for tax-free reorganization treatment will be satisfied. The consummation of the Merger is conditioned on the receipt by Simmons and NBCBC of an opinion of Williams & Anderson LLP confirming that the requirements for tax-free reorganization treatment, including the continuity of interest requirement, have been met and that accordingly, the Merger qualifies as a tax-free reorganization. The discussion below summarizes certain federal income tax consequences of the Merger to an NBCBC stockholder, assuming that the Merger will qualify as a tax-free reorganization.

     GENERAL. Except as discussed below with respect to cash received in lieu of a fractional share of Simmons Common Stock, the receipt of Simmons Common Stock by a stockholder of NBCBC in exchange for such stockholder's shares of NBCBC common stock will not cause the shareholder to recognize gain or loss. The tax basis of the shares of Simmons Common Stock received will be the same as the tax basis of the shares of NBCBC common stock exchanged, decreased by the basis of any fractional share interest for which cash is received in the Merger. The holding period of the shares of Simmons Common Stock received will include the holding period of the shares of NBCBC common stock exchanged therefor.

     FRACTIONAL SHARES. If a holder of shares of NBCBC common stock receives cash in lieu of a fractional share of Simmons Common Stock in the Merger, such cash amount will be treated as received in exchange for the fractional share of Simmons Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Simmons Common Stock reduced by the proportion of the holder's tax basis in shares of NBCBC common stock exchanged and allocable to the fractional share of Simmons Common Stock.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, NBCBC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

         The tax opinion of Williams & Anderson LLP described in the first sentence under "Tax Opinion" has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

ACCOUNTING TREATMENT

     Simmons intends to treat the merger as a pooling for accounting purposes. Consequently, in accordance with generally accepted accounting principles, Simmons anticipates that the asset and liability accounts of the NBCBC will not be adjusted, but will be combined with the corresponding accounts of Simmons.

RIGHT OF DISSENT

     HOLDERS OF NBCBC COMMON STOCK WILL BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS UNDER THE 1965 ACT.

     Under Arkansas law, holders of NBCBC common stock are entitled to dissenters' rights pursuant to Ark. Code Ann. Section 4-26-1007 of the 1965 Act. However, if a holder of shares of NBCBC common stock chooses to follow the procedure under the 1965 Act, he shall only be entitled to such rights if he complies with that statute. The following summary does not purport to be a complete statement of the method of compliance with Section 4-26-1007 and is qualified by reference to those statutory sections which are attached, hereto in Annex II.

     A holder of NBCBC stock who wishes to perfect his dissenter's rights in the event that the Merger is approved must:

     (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

     (b) Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately proceeding paragraph should be mailed or delivered to NBC Bank Corp., 100 West Grove St., P. O. Box 992, El Dorado, Arkansas 71730, Attention:
John F. Dews, President and Chief Executive Officer. Because the written objection must be delivered prior to or at the stockholder vote on the Agreement, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     Within ten (10) days after the shareholder vote approving the Merger, any stockholder objecting to the Merger must make a written demand on Simmons for payment of the fair value of his shares as of the day before the vote on the Agreement was taken. This second notice should be mailed to Simmons First National Corporation, 501 Main Street, P. O. Box 7009, Pine Bluff, Arkansas, 71611, Attention: Barry L. Crow, Executive Vice President and Chief Financial Officer. The demand must state the number and class of shares owned. If a demand is not made within the 10-day period, the stockholder is bound by the Agreement.

     Within ten (10) days after the Merger is effected, Simmons shall give notice to each dissenting stockholder who made demand as provided above for the payment of the value of his shares. If the dissenting stockholder and Simmons agree upon the value of the shares within thirty (30) days after the date of the Merger, then payment shall be made within ninety (90) days of the Merger. Simultaneously with the payment, the dissenting stockholder shall surrender the certificates representing his shares.

     If within the thirty-day period no agreement is reached as to the value of the dissenting stockholder's shares, the dissenting stockholder must file a petition in Jefferson County Circuit Court within 60 days after the expiration of the 30-day period asking for a determination of the fair value of his shares. The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to Simmons. If a dissenting stockholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the Agreement.

EXCHANGE RATIO FOR THE MERGER

     The exchange ratio for the Merger is fixed in the Merger Agreement to be 785,000 divided by the number of shares of NBCBC common stock outstanding on the Effective Date. At this time, NBCBC has 188,529 shares of common stock outstanding. The Exchange Ratio based upon the current number of NBCBC shares outstanding is 4.1638. It is not anticipated that any additional shares of NBCBC common stock will be issued prior to the Effective Date.

EXPENSES OF THE MERGER

     Simmons and NBCBC will bear their own expenses incident to preparing for, entering into and carrying out the Agreement and the consummation of the Merger, except that Simmons will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Federal Reserve.

PRO FORMA UNAUDITED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements assume a business combination between Simmons and NBCBC (in the form of a merger) accounted for on a pooling-of-interests basis. The pro forma combined balance sheets combine Simmons' December 31, 1998, consolidated balance sheets with NBCBC's December 31, 1998, consolidated balance sheets giving effect to the merger as if such transaction had occurred as of December 31, 1998. The pro forma combined statements of income combine Simmons' historical consolidated statements of income for the three fiscal years ended December 31, 1998, 1997 and 1996, with the corresponding historical consolidated statements of income of NBCBC for such periods, giving effect to the merger as if such transaction had happened at the beginning of the respective periods.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position of the combined entity that would have been achieved had the merger been consummated at the dates presented, nor is it necessarily indicative of the combined entity's future operating results or financial position. The unaudited pro forma combined financial statements do not incorporate any benefits from costs savings or synergies of operations of the combined entity that may occur. Simmons and NBCBC anticipate incurring direct transaction costs and integration costs related to the merger. Such anticipated costs are not reflected in the pro forma information.

     The pro forma combined financial statements are based on the historical consolidated financial statements of Simmons and NBCBC and the notes thereto, and should be read in conjunction with the financial statements of Simmons and NBCBC included elsewhere in this document and incorporated by reference herein.

     The Simmons financial statements have been restated for the merger with Lincoln Bankshares, Inc. on January 15, 1999, accounted for as a pooling-of-interests. See Note 19 in the Simmons 1998 annual report (Form 10-K).





                                                 SIMMONS FIRST NATIONAL CORPORATION
                                                  PRO FORMA COMBINED BALANCE SHEET
                                                            December 31, 1998
                                                             (In Thousands)



                                                                                                    Simmons First
                                             Simmons First                                             National
                                               National              NBC                             Corporation
                                              Corporation         Bank Corp.       Adjustments         Pro Forma

                                             -------------        ----------       -----------      -------------
Assets
     Cash and cash equivalents              $      129,840    $         9,443                      $       139,283
     Investment securities                         351,594             64,813                              416,407
     Net loans                                     952,492             65,158                            1,017,650
     Other earning assets                           12,719                 --                               12,719
     Other assets                                   93,827              7,124                              100,951
                                            --------------    ---------------     -------------    ---------------
     Total assets                           $    1,540,472    $       146,538     $          --    $     1,687,010
                                            ==============    ===============     =============    ===============

Liabilities
     Deposits                               $    1,256,754    $       124,249                      $     1,381,003
     Other liabilities                             146,684              8,939                              155,623
                                            --------------    ---------------     -------------    ---------------
     Total liabilities                           1,403,438            133,188                --          1,536,626
                                            --------------    ---------------     -------------    ---------------

Equity Capital
     Common stock                                    6,454                210               575              7,239
     Surplus                                        45,791              3,883            (1,403)            48,271
     Undivided profits                              83,261             10,122                               93,383
     Treasury stock                                     --               (828)              828                 --
     Accumulated other
         comprehensive income                        1,528                (37)                               1,491
                                            --------------    ----------------    -------------    ---------------
     Total stockholders' equity                    137,034             13,350                --            150,384
                                            --------------    ---------------     -------------    ---------------
                                            $    1,540,472    $       146,538     $          --    $     1,687,010
                                             =============     ==============      ============     ==============



                                                       SIMMONS FIRST NATIONAL CORPORATION
                                                      PRO FORMA COMBINED INCOME STATEMENTS
                                                      For the Year Ended December 31, 1998
                                                      (In Thousands, Except Per Share Data)


                                                                                                    Simmons First
                                                          Simmons First                               National
                                                            National                NBC              Corporation
                                                           Corporation          Bank Corp.            Pro Forma
                                                       -------------------  ------------------  ------------------

Interest income
     Loans                                             $            86,249  $            6,041  $           92,290
     Investment securities                                          21,002               3,733              24,735
     Other interest income                                           4,931                  84               5,015
                                                       -------------------  ------------------  ------------------

          Total interest income                                    112,182               9,858             122,040
                                                       -------------------  ------------------  ------------------

Interest expense
     Deposits                                                       49,779               4,463              54,242
     Other interest expense                                          7,049                 283               7,332
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    56,828               4,746              61,574
                                                       -------------------  ------------------  ------------------

Net interest income                                                 55,354               5,112              60,466
Provision for loan losses                                            8,229                  80               8,309
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 47,125               5,032              52,157
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           3,357                 680               4,037
     Service charges on deposit accounts                             6,308                 512               6,820
     Other service charges and fees                                  1,511                 253               1,764
     Credit card fees                                                9,484                  --               9,484
     Mortgage servicing and mortgage-related fees                    5,208                  --               5,208
     All other non-interest income                                   6,372                  --               6,372
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 32,240               1,445              33,685
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 29,828               2,005              31,833
     Occupancy expense, net                                          3,531                 615               4,146
     Other non-interest expense                                     25,238               1,472              26,710
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                58,597               4,092              62,689
                                                       -------------------  ------------------  ------------------

Income before income taxes                                          20,768               2,385              23,153
Provision for income taxes                                           5,929                 737               6,666
                                                       -------------------  ------------------  ------------------

Net income                                             $            14,839  $            1,648  $           16,487
                                                        ==================   =================   =================

Basic earnings per share                               $              2.30  $             8.77  $             2.28
                                                        ==================   =================   =================

Diluted earnings per share                             $              2.26  $             8.77  $             2.24
                                                        ==================   =================   =================




                                                   SIMMONS FIRST NATIONAL CORPORATION
                                                  PRO FORMA COMBINED INCOME STATEMENTS
                                                  For the Year Ended December 31, 1997
                                                 (In Thousands, Except Per Share Data)

                                                                                                   Simmons First
                                                          Simmons First                               National
                                                            National                NBC             Corporation
                                                          Corporation          Bank Corp.            Pro Forma
                                                       -------------------  -----------------  -------------------

Interest income
     Loans                                             $            68,038  $            6,285  $           74,323
     Investment securities                                          18,984               3,516              22,500
     Other interest income                                           3,628                 189               3,817
                                                       -------------------  ------------------  ------------------

          Total interest income                                     90,650               9,990             100,640
                                                       -------------------  ------------------  ------------------

Interest Expense
     Deposits                                                       39,597               4,550              44,147
     Other interest expense                                          4,437                 220               4,657
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    44,034               4,770              48,804
                                                       -------------------  ------------------  ------------------

Net interest income                                                 46,616               5,220              51,836
Provision for loan losses                                            5,035                 180               5,215
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 41,581               5,040              46,621
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           2,536                 650               3,186
     Service charges on deposit accounts                             4,852                 526               5,378
     Other service charges and fees                                  1,460                 339               1,799
     Credit card fees                                                9,433                  --               9,433
     Mortgage servicing and mortgage-related fees                    7,766                  --               7,766
     All other non-interest income                                   2,633                  20               2,653
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 28,680               1,535              30,215
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 26,210               2,016              28,226
     Occupancy expense, net                                          3,213                 576               3,789
     Other non-interest expense                                     21,930               1,330              23,260
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                51,353               3,922              55,275
                                                       -------------------  ------------------  ------------------

Income before income taxes                                          18,908               2,653              21,561
Provision for income taxes                                           5,642                 949               6,591
                                                       -------------------  ------------------  ------------------

Net income                                             $            13,266  $            1,704  $           14,970
                                                        ==================   =================   =================

Basic earnings per share                               $              2.06  $             9.13  $             2.08
                                                        ==================   =================   =================

Diluted earnings per share                             $              2.04  $             9.13  $             2.05
                                                        ==================   =================   =================





                                                            SIMMONS FIRST NATIONAL CORPORATION
                                                           PRO FORMA COMBINED INCOME STATEMENTS
                                                           For the Year Ended December 31, 1996
                                                           (In Thousands, Except Per Share Data)


                                                                                                    Simmons First
                                                          Simmons First                               National
                                                            National                NBC             Corporation
                                                           Corporation          Bank Corp.            Pro Forma
                                                       -------------------  ------------------  ------------------
Interest income
     Loans                                             $            52,942  $            5,456  $           58,398
     Investment securities                                          15,993               3,915              19,908
     Other interest income                                           3,688                 168               3,856
                                                       -------------------  ------------------  ------------------

          Total interest income                                     72,623               9,539              82,162
                                                       -------------------  ------------------  ------------------

Interest expense
     Deposits                                                       31,236               4,544              35,780
     Other interest expense                                          2,035                 166               2,201
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    33,271               4,710              37,981
                                                       -------------------  ------------------  ------------------

Net interest income                                                 39,352               4,829              44,181
Provision for loan losses                                            2,564                  --               2,564
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 36,788               4,829              41,617
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           2,166                 568               2,734
     Service charges on deposit accounts                             3,845                 439               4,284
     Other service charges and fees                                  1,231                 323               1,554
     Credit card fees                                                9,601                  --               9,601
     Mortgage servicing and mortgage-related fees                    7,095                  --               7,095
     All other non-interest income                                   2,349                  62               2,411
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 26,287               1,392              27,679
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 23,966               2,213              26,179
     Occupancy expense, net                                          2,649                 588               3,237
     Other non-interest expense                                     19,815               1,055              20,870
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                46,430               3,856              50,286
                                                       -------------------  ------------------  ------------------

Income before income taxes                                          16,645               2,365              19,010
Provision for income taxes                                           4,929                 742               5,671
                                                       -------------------  ------------------  ------------------

Net income                                             $            11,716  $            1,623  $           13,339
                                                        ==================   =================   =================

Basic earnings per share                               $              1.82  $             8.75  $             1.85
                                                        ==================   =================   =================

Diluted earnings per share                             $              1.80  $             8.75  $             1.83
                                                        ==================   =================   =================


                  ELECTION BY NBC BANK CORP. UNDER THE 1987 ACT

ELECTION INCIDENTAL TO THE MERGER

     THE ELECTION BY THE STOCKHOLDERS OF NBCBC TO BE GOVERNED BY THE ARKANSAS BUSINESS CORPORATION ACT OF 1987 IS INCIDENTAL TO THE MERGER PROPOSAL AND
APPROVAL OF SUCH ELECTION WILL HAVE NO FORCE OR EFFECT UNLESS THE MERGER IS LIKEWISE APPROVED.

REASON FOR THE ELECTION

     NBCBC is an Arkansas corporation organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. Section 4-26-101 et. seq. The Arkansas Business Corporation Act of 1987 ("1987 Act") is applicable to corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to adopt the 1987 Act. The stockholders of Simmons elected to be governed by the 1987 Act by amending its Articles of Incorporation during 1994.

     The 1965 Act and 1987 Act have statutory merger procedures that must be followed in order to legally consummate a merger. Although both acts contain similar provisions, it is advisable for NBCBC to elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory requirements.

RESULT OF THE ELECTION

     The affirmative vote of two-thirds of all outstanding shares of NBCBC common stock will authorize NBCBC to amend its Articles of Incorporation and thereby elect to be governed by the 1987 Act. Simmons is governed by the 1987 Act and shares of Simmons Common Stock received by NBCBC stockholders upon consummation of the Merger will entitle such stockholders to rights under the 1987 Act. The following discussion is a summary analysis of the material differences between the 1965 and 1987 Act with respect to Stockholders' rights.

     Powers of Directors in Setting Preferences, Rights and Limitation of Classes and Series of Stocks. The 1965 Act states that the preferences, rights and limitations of classes of stock must be specified in the Articles, and that the power to establish certain limited rights and preferences for a series may be delegated to the Board. The 1987 Act, authorizes the inclusion of a provision in the Articles granting the Board the power to set the preferences, rights and limitations of any class or series of stock before issuance of any shares of the class or series. The power so granted is exercised by the adoption by the Board and the filing with the Secretary of State of Articles of Amendment, specifying the terms of such class or series of stock.

     Preemptive Rights. The 1987 Act denies stockholders preemptive rights (i.e., the right of existing stockholders to acquire newly-issued shares of stock on a pro rata basis of current ownership interest) unless the Articles specifically authorize preemptive rights. In contrast, the 1965 Act grants certain preemptive rights unless denied by the Articles.

     Restrictions On Distributions. The 1987 Act allows a corporation to elect in its Articles to restrict its ability to make distributions. The 1965 Act has no such provision.

     Quorum. The 1987 Act, like the 1965 Act, provides that a quorum, for purposes of a stockholders meeting, will be a majority of the shares entitled to vote unless the Articles provide otherwise. The 1965 Act provides that a quorum may not be less that one-third of the shares entitled to vote, but the 1987 Act does not provide a minimum size for the quorum.

     Cumulative Voting. Cumulative voting is a method of voting for directors in which each share entitled to vote is granted as many votes as there are board positions being voted on. The shareholder may "cumulate" his votes by casting all such votes for a one or more directors, rather than spreading his votes among all available directors. The 1987 Act does not allow cumulative voting for directors unless the Articles of Incorporation so provide. However, the 1965 Act grants stockholders absolute cumulative voting rights.

     Removal of Directors. The 1987 Act allows the Articles to provide that directors may be removed only for cause. The 1965 Act provides generally that directors may be removed with or without cause by a majority of the shares entitled to vote.

     Vacancy on Board of Directors. Unless the Articles provide otherwise, the 1987 Act grants authority to either the stockholders or the directors to fill any vacancy on the Board, the 1965 Act only authorizes the Board to fill any such vacancy.

     Amendment of By-Laws. The 1987 Act provides that the Articles may reserve to the stockholders the power to amend a corporation's by-laws. If the power is not so reserved, both the board and the stockholders are authorized to amend the by-laws. The 1965 Act grants the sole power to amend the by-laws to the board of directors unless the Articles specifically reserve this power to the stockholders.

     By-Law Increasing Quorum or Voting Requirements for Stockholders. The 1987 Act allows the adoption of a by-law by the shareholders that fixes a greater quorum or voting requirement for stockholder action than the statutory requirement if such by-law is authorized by the Articles of Incorporation. The 1965 Act does not contain any such provision.

     Voting to Adopt Merger. The 1987 Act sets the voting requirement for approval of mergers at a majority of the shares entitled to vote, and further provides that the Articles may establish a greater voting requirement for mergers than the statutory minimum requirement. The 1965 Act requires two-thirds of the votes entitled to be cast to approve a merger.

     Notice of Stockholder Meetings. Both the 1987 Act and the 1965 Act requires notice of the date, time, and place of each annual or special meeting of the stockholders. The Arkansas Constitution requires that corporations give notice to shareholders of a meeting, no less than 60 days nor more than 75 days, if a proposal to increase the authorized capital stock or bonded indebtedness of the corporation, is to be considered at the meeting. Under the 1987 Act, in all other cases the notice must be given no fewer than 10 and no more than 60 days before the meeting date. Under the 1965 Act in all other cases, notice cannot be given fewer than 10 nor more than 50 days prior to the meeting.

     Proxies. Both the 1965 Act and the 1987 Act allows a stockholder to vote by proxy under the same procedures.

     Voting. The 1987 Act, unlike the 1965 Act, does not count abstaining votes in determining whether there are sufficient affirmative votes to approve a measure. The 1965 Act states that (unless a greater number is required by statute or by the Articles) approval by stockholders takes the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter. The 1987 Act, however, provides that the action is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

     Dissenting Stockholders. Those transactions giving rise to dissenters' rights under the 1965 Act are as follows:

         1. Consummation of a sale of all, or substantially all, of the assets of a corporation, other than in the usual or ordinary course of its business.

         2. Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

     Under the 1987 Act, a stockholder is entitled to dissent from the following corporate actions:

         1. Consummation of a plan of merger to which the corporation is a party if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent;

         2. Consummation of a plan of share exchange to which the corporation is a party and which requires stockholder approval;

         3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if stockholder approval is required;

         4. An amendment of the Articles of Incorporation that materially and adversely affects the rights of dissenters' shares; or

         5. Any other corporate action taken pursuant to a stockholder vote to the extend the Articles of Incorporation, the By-Laws, or a resolution of the board of directors provides that stockholders are entitled to dissent.

         For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1965 Act, See "The Merger - Right to Dissent"

                       SIMMONS FIRST NATIONAL CORPORATION

GENERAL

     Simmons is a multi-bank holding company incorporated in 1968 for the purpose of holding all of the outstanding stock of Simmons First National Bank. Subsequently, Simmons has acquired additional banks and now operates six additional banks as summarized below



     Bank                                        Location          Acquisition  Date

Simmons First Bank of Jonesboro             Jonesboro, Arkansas          1984
Simmons First Bank of South Arkansas        Lake Village, Arkansas       1984
Simmons First Bank of Dumas                 Dumas, Arkansas              1995
Simmons First Bank of Northwest Arkansas    Rogers, Arkansas             1995
Simmons First Bank of Russellville          Russellville, Arkansas       1997
Simmons First Bank of Searcy                Searcy, Arkansas             1997




Each of the banks is wholly-owned by Simmons.

     Simmons is an Arkansas corporation which has registered with the Federal Reserve as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and is regulated by the Federal Reserve. Simmons First National Bank is organized under the laws of the United States and is regulated by the Office of the Comptroller of the Currency. Simmons First Bank of Jonesboro, Simmons First Bank of South Arkansas, Simmons First Bank of Dumas and Simmons First Bank of Northwest Arkansas are organized under the laws of the State of Arkansas and are regulated by the Arkansas Bank Department and the Federal Deposit Insurance Corporation. Simmons First Bank of Russellville and Simmons First Bank of Searcy are organized under the laws of the State of Arkansas and are regulated by the Arkansas Bank Department and as Federal Reserve member banks are regulated by the Board of Governors of the Federal Reserve System.

     Below are the assets, deposits and stockholders' equity as of December 31, 1998 for Simmons on a consolidated basis and separately for its seven bank subsidiaries:



                                        Assets       Deposits      Stockholders Equity
                                                  ($ in thousands
--------------------------------------------------------------------------------------------

Simmons (1)                          $1,540,472    $1,256,754           $137,034
SFNB (Pine Bluff)                       733,245       575,768             61,484
SFB Jonesboro                           139,360       121,555             10,139
SFB South Arkansas                       59,381        53,857              4,976
SFB Dumas                                32,940        28,991              3,410
SFB Northwest Arkansas                   90,498        83,654              6,326
SFB Russellville                        233,939       190,755             43,184
SFB Searcy                              112,713        92,994             12,766
American State Bank (2)                  89,619        73,708              9,492
Bank of Lincoln (3)                      75,965        68,995              6,117


(1) Financial information has been restated for the merger with Lincoln Bankshares, Inc. accounted for as a pooling-of-interests.

(2) American State Bank was merged into SFNB (Pine Bluff) during the first quarter of 1999.

(3) Bank of Lincoln was merged into SFB Northwest Arkansas during the second quarter of 1999.


     The banks offer customary services of banks of similar size and similar markets, including interest bearing and non interest bearing deposit accounts; credit card, commercial, real estate and personal loans; trust services; mortgage banking; securities brokerage; correspondent banking services and safe deposit box activities.

     The financial services and banking industry are highly competitive. The subsidiary banks of Simmons actively compete with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.

REGULATION

     Simmons is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve and is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of, or substantially all of the assets of, any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits Simmons and its subsidiaries from engaging in any business other than banking or activities closely related to banking specifically allowed by the Federal Reserve. The Act also prohibits Simmons and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of property or the provision of any services.

     As a registered bank holding company, Simmons is subject to the Federal Reserve's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early application of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

     In 1991, Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount Which is necessary to bring the institution into compliance with applicable capital standards.

     For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve approval. The agency also may require a bank holding company to divest or liquidate the institution.

     Simmons and its subsidiaries are also subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $1,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

     Simmons and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.

     The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiaries of Simmons. Federal regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. Simmons's subsidiary banks are all rated "satisfactory" for CRA purposes.

     On January 19, 1989, the Federal Reserve issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, incorporates off-balance sheet exposures into the assessment of capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. The Company's December 31, 1998 Tier I capital ratio of 12.4% and Total risk-based capital ratio of 13.7% exceed the current minimum regulatory requirements of 6.00% and 10.00%, respectively, for classification as a well-capitalized institution.


The table below illustrates all of the capital requirements applicable to Simmons and its subsidiaries.



                                            REGULATORY COMPARISON OF CAPITAL RATIOS
                                               SIMMONS FIRST NATIONAL CORPORATION

                                           December 31,          Regulatory
                                               1998               Minimum
                                        -----------------     ------------------

Total Risk-Based Capital                     13.7%                8.00%
Tier 1 Capital                               12.4%                4.00%
Leverage Ratio                                8.2%                4.00%



     Simmons's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts.

     The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Banks to Simmons if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. Simmons's subsidiary banks had available for payment of dividends without regulatory approval, approximately $7 million of undistributed earnings as of December 31, 1998. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in Simmons and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

     Simmons' executive offices are located in the offices of Simmons First National Bank, 501 Main Street, Pine Bluff, Arkansas 71601.

EMPLOYEES

     As of December 31, 1998, Simmons and its subsidiary banks had approximately 745 full-time equivalent employees, which are employed by Simmons and its subsidiaries as set forth below:



                       Entity                              Employees
                  -------------------                     ---------------

                  Simmons                                   35
                  SFNB (Pine Bluff) (1)                    471
                  SFB Jonesboro                             52
                  SFB South Arkansas                        19
                  SFB Dumas                                 11
                  SFB Northwest Arkansas                    31
                  SFB Russellville                          86
                  SFB Searcy                                40

  (1) Includes 34 employees employed by American State Bank which was merged into SFNB on March 26, 1999.


DESCRIPTION OF SIMMONS COMMON STOCK

     The following summary of the terms of Simmons Common Stock does not purport to be complete and is qualified in its entirety by reference to the Arkansas Business Corporation Act of 1987 and Simmons's Amended and Restated Articles of Incorporation. Simmons' Amended and Restated Articles of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock, $1.00 par value. As of March 31, 1999, there are 6,521,088 fully paid and non-assessable shares of Simmons Common Stock issued and outstanding.

     Each share of Simmons Common Stock is entitled to one vote on all matters to be voted on by stockholders, and to dividends when and if declared from time to time by the Board of Directors. There are no rights of preemption or cumulative voting associated with the Simmons Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of Simmons available for distribution to the holders of Common Stock. The transfer agent for Simmons Common Stock is Simmons First National Bank. Simmons Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "SFNCA."

RESALE OF SIMMONS COMMON STOCK

     The shares of Simmons Common Stock to be issued to NBCBC stockholders in the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of Simmons and who were not affiliates of NBCBC, as that term is defined in the Securities Act.

     Directors and certain officers and stockholders of NBCBC may be deemed to be "affiliates" of NBCBC within the meaning of the Securities Act. Accordingly, resales by such persons of any shares of Simmons Common Stock received by them in the Merger are restricted and may be made only if such stock is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

     All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act ("Rule 144" and "Rule 145") prior to effecting any resales of such Simmons Common Stock. Pursuant to Rule 145, the sale of Simmons Common Stock held by those persons who are affiliates of NBCBC will be subject to certain restrictions. For one year following the Effective Date, such persons may sell the Simmons First Stock only if (i) Simmons has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding twelve months, (ii) such Simmons Common Stock is sold in "brokers' transactions" as that term is defined in Section 4(4) of the Securities Act,
(iii) the person selling such Simmons Common Stock does not solicit or arrange for the solicitation of orders to buy such Simmons Common Stock in anticipation of or in connection with such transaction nor make any payment in connection with the offer or sale of such Simmons Common Stock to any person other than the broker who executes the order to sell, and (iv) sales made by such person within the preceding three months do not exceed 1% of the outstanding shares of that class. Shares of the Simmons Common Stock held for more than one year but less than two years after the Effective Date of the Merger may be sold freely if Simmons is in compliance with the above discussed Exchange Act reporting requirements. Once the shares of Simmons Common Stock have been held for two years after the Effective Date, they may be sold free from the restrictions of Rules 144 and 145.

     It is a condition of Simmons' obligation to consummate the Merger that Simmons shall have received an agreement in form and substance satisfactory to it, executed and delivered by each holder of NBCBC Stock who is determined to be an affiliate of NBCBC, providing, among other things, that such holder (i) will not sell, transfer or in any way reduce his risk with respect to his shares of Simmons Common Stock until such time as Simmons shall have published financial results covering at least 30 days of post-Merger combined operations, and (ii) has no present intent to sell, transfer or otherwise dispose of any of his shares of Simmons Common Stock.

NO SHAREHOLDER APPROVAL REQUIRED

     The Board of Directors of Simmons approved the Merger on March 22, 1999. The shareholders of Simmons are not required to approve the merger. Consequently, no proxies will be solicited from shareholders of Simmons for approval of this transaction. No dissenter's rights with respect to holders of shares of Simmons Common Stock will arise due to the Merger.


                                 NBC BANK CORP.

DESCRIPTION OF BUSINESS

     NBCBC is a one-bank holding company which owns 100% of the common stock of National Bank of Commerce of El Dorado, El Dorado, Arkansas ("NBC"). NBCBC may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended.

     NBCBC was organized as an Arkansas bank holding company in 1981. The primary asset of NBCBC is the stock it holds in its bank subsidiary. The subsidiary bank grants commercial, installment, real estate and personal loans to customers principally in Union County, Arkansas. As of December 31, 1998, this subsidiary had a total of $66,052,000 of loans outstanding and a loan loss reserve of $895,000.

                                 NBC BANK CORP.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                          OPERATIONS OF NBC BANK CORP.


Overview

     NBC Bank Corp. ("NBCBC" ) recorded earnings for the year ended December 31, 1998, of $1,648,000 or a decrease of $56,000 compared to December 31, 1997 earnings of $1,704,000. Basic earnings per share for the year were $8.77, a decrease of 3.94% from $9.13 in 1997. Return on average assets and return on average stockholders' equity for the year ended December 31, 1998 was 1.17% and 12.24%, compared to 1.23% and 13.29%, respectively, for 1997.

     Total assets for the Corporation at December 31, 1998, were $146.5 million, an increase of $5.7 million over the same figure at December 31, 1997. Stockholders' equity at the end of 1998 was $13.4 million, a $663,000, or 5.2%, increase over the year ended December 31, 1997.

     Asset quality remains strong with the allowance for loan losses as a percent of total loans at 1.35% as of December 31, 1998, compared to 1.47% for the same date in 1997. As of December 31, 1998, non-performing loans equaled 1.45% of total loans, while the allowance for loan losses equaled 93.2% of non-performing loans.

     NBC Bank Corp. is a one-bank holding company incorporated March 20, 1981. At year-end NBCBC had one community bank in El Dorado, Arkansas. NBCBC's bank is conducting financial operations from 3 locations in El Dorado, Arkansas, and one in Huttig, Arkansas.


Earnings Review For The Years 1998, 1997, and 1996

     In 1998, NBCBC reported net income of $1,648,000 and earnings per share of $8.77. This compares to net income of $1,704,000 and $1,622,000 and earnings per share of $9.13 and $8.75, in 1997 and 1996, respectively. The earnings for 1998 were predominantly influenced by a decline in the loan portfolio and a realized loss on the sale of available-for-sale securities.


Net Interest Income

     Net interest income, NBCBC's principal source of earnings, is the difference between the interest income generated by earning assets and the total interest cost of the deposits and borrowings obtained to fund those assets. Factors that determine the level of net interest income include the volume of earning assets and interest bearing liabilities, yields earned and rates paid, the level of non-performing loans and the amount of non-interest bearing liabilities supporting earning assets. Net interest income is analyzed in the discussion and tables below on a fully taxable equivalent basis. The adjustment to convert certain income to a fully taxable equivalent basis consists of dividing tax-exempt income by one minus the income tax rate (34% for 1998 through 1996).

     For the year ended December 31, 1998, net interest income on a fully taxable equivalent basis was $5.40 million, a decrease of approximately $6,000, or .11%, from 1997 net interest income. The decrease in net interest income resulted primarily from to a decrease in the loan portfolio. Some of the decrease was offset by an increase of $299,000 in income from non-taxable investments. The net interest margin was 4.11% in 1998, compared to 4.18% in 1997 and 3.96% in 1996. For the year ended December 31, 1997, net interest income on a fully taxable equivalent basis was $5.40 million, an increase of approximately $441,000, or 8.9%, from 1996. The increase in 1997 in net interest income resulted primarily from the growth in earning assets. The tables below reflect an analysis of net interest income on a fully taxable equivalent basis for the years ended December 31, 1998, 1997 and 1996, respectively, as well as changes in fully taxable equivalent net interest income for the years 1998 versus 1997 and 1997 versus 1996.


Analysis of Net Interest Income
(FTE =Fully Taxable Equivalent)


                                                                              Years Ended December 31
(In thousands)                                                        1998             1997              1996
-------------------------------------------------------------------------------------------------------------------
Interest income                                                    $   9,858         $   9,990         $  9,538
FTE adjustment                                                           285               183              135
                                                                   ---------         ---------          -------

Interest income - FTE                                                 10,143            10,173            9,673
Interest expense                                                       4,746             4,770            4,710
                                                                   ---------         ---------          -------

Net interest income - FTE                                          $   5,397         $   5,403         $  4,963
                                                                    ========          ========          =======

Yield on earning assets - FTE                                          7.73%             7.86%            7.71%

Cost of interest bearing liabilities                                   4.32%             4.44%            4.47%

Net interest spread - FTE                                              3.41%             3.42%            3.24%

Net interest margin - FTE                                              4.11%             4.18%            3.96%


Changes in Fully Taxable Equivalent Net Interest Margin

(In thousands)                                                                      1998 vs. 1997    1997 vs.1996
---------------------------------------------------------------------------------------------------------------------
Increase due to change in earning assets                                             $     140         $    557
Decrease due to change in earning asset yields                                            (169)             (56)
Increase due to change in interest rates paid on  interest bearing liabilities              74              108
Decrease due to change in interest bearing liabilities                                     (51)            (168)
                                                                                      ---------         --------
Increase (decrease) in net interest income                                           $      (6)        $    441
                                                                                      =========         =======

     The following table shows, for each major category of earning assets and interest bearing liabilities, the average amount outstanding, the interest earned or expensed on such amount and the average rate earned or expensed for each of the years in the three-year period ended December 31, 1998. The table also shows the average rate earned on all earning assets, the average rate expensed on all interest bearing liabilities, the net interest spread and the net interest margin for the same periods. The analysis is presented on a fully taxable equivalent basis utilizing an effective income tax rate of 34%. Non-accrual loans were included in average loans for the purpose of calculating the rate earned on total loans.


Average Balance Sheets and Net Interest Income Analysis


                                                                 Years Ended December 31
                                 ----------------------------------------------------------------------------------
                                               1998                       1997                     1996
                                 ---------------------------  -------------------------  --------------------------
                                    Average   Income/ Yield/    Average   Income/ Yield/    Average  Income/Yield/
(In thousands)                      Balance   Expense Rate(%)   Balance   Expense Rate(%)   Balance  ExpenseRate(%)
-------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets
Interest bearing balances
   due from banks                  $     537   $     30   5.59    $  1,958   $   106  5.41    $   2,954 $   158  5.35
Federal funds sold                     1,572         84   5.34       3,428       189  5.51        3,046     168  5.52
Investment securities - taxable       51,359      3,151   6.14      47,400     3,055  6.45       54,509   3,494  6.41
Investment securities - non-taxable   11,006        838   7.61       6,545       539  8.23        4,707     398  8.45
Loans                                 66,717      6,041   9.06      70,088     6,285  8.97       60,259   5,456  9.05
                                   ---------   --------           --------   -------           --------  ------
     Total interest earning assets   131,191     10,144   7.73     129,419    10,174  7.86      125,475   9,674  7.71
                                               --------                      -------                     ------
Non-earning assets                    10,050                         8,635                        9,059
                                   ---------                      --------                     --------
   Total assets                    $ 141,241                      $138,054                    $ 134,534
                                    ========                       =======                     ========


LIABILITIES AND
STOCKHOLDERS' EQUITY

Liabilities
   Interest bearing liabilities
   Interest bearing transaction
     and savings accounts          $   37,949  $ 1,014    2.67    $ 35,274   $   970  2.75    $ 37,102  $1,020   2.75
   Time deposits                       65,835    3,449    5.24      67,214     3,580  5.33      64,720   3,524   5.45
                                   ----------  -------            --------   -------          --------  ------
     Total interest bearing deposits  103,784    4,463             102,488     4,550           101,822   4,544
Federal funds purchased and
   securities sold under agreement
   to repurchase                        5,174      218    4.21       3,870       158  4.08       2,623     117   4.46
Other borrowed funds
   Short-term debt                        538       30    5.57         574        28  4.88         764      49   6.41
   Other interest                         448       37    8.04         463        34  7.34          --      --     --
      bearing liabilities          ----------  -------            --------    ------          --------  ------
     Total interest                   109,944    4,748    4.32     107,395     4,770  4.44     105,209   4,710   4.47
      bearing liabilities                      -------                        ------                    ------
Non-interest bearing liabilities
   Non-interest bearing deposits       17,248                       17,359                      16,554

Other liabilities                         584                          476                       1,019
                                   ----------                     --------                    --------
   Total liabilities                  127,776                      125,230                     122,782
                                   ----------                     --------                    --------
Stockholders' equity                   13,465                       12,824                      11,752
                                   ----------                     --------                    --------
   Total liabilities and
   stockholders' equity            $  141,241                     $138,054                    $134,534
                                    =========                      =======                     =======
Net interest margin                            $ 5,396    4.11                $5,404  4.18              $4,963   3.96
                                               =======                         =====                     =====


     The following table shows changes in interest income and interest expense, resulting from changes in volume and changes in interest rates for each of the years ended December 31, 1998 and 1997 as compared to prior years. The changes in interest rate and volume have been allocated to changes in average volume and changes in average rates, in proportion to the relationship of absolute dollar amounts of the changes in rates and volume.


Volume/Rate Analysis

                                                                     Years Ended December 31
                                                        1998 over 1997                     1997 over 1996
                                                            Yield/                              Yield/
(In thousands)                              Volume           Rate         Total       Volume     Rate    Total
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in

Interest income

   Interest earning deposits              $     (77)   $     1          $   (76)   $   (53)   $   1      $  (52)
   Federal funds sold                          (102)        (3)            (105)        21       --          21
   Investment securities - taxable              255       (159)              96       (456)      17        (439)
   Investment securities - non-taxable          367        (68)             299        155      (14)        141
   Loans                                       (303)        60             (243)       890      (60)        830
                                          ---------    -------          -------    -------    -----      ------

   Total                                        140       (169)             (29)       557      (56)        501
                                          ---------    -------          -------    -------    -----      ------


Interest expense
   Interest bearing transaction and
     savings accounts                     $     (73)        29              (44)       46         4          50

   Time deposits                                 72         59              131      (136)       80         (56)
    Federal funds purchased
     and securities sold under
     agreements to repurchase                   (53)        (7)             (60)      (56)       15         (41)
   Other borrowed funds
     Short-term debt                              2         (4)              (2)       12         9          21
     Other interest bearing liabilities           1         (3)              (2)      (34)       --         (34)
                                          ---------    -------          -------    ------    ------      ------

   Total                                        (51)        74               23      (168)      108         (60)
                                          ---------    -------          -------    ------    ------      ------
Increase (decrease) in
     net interest income                  $      89    $   (95)         $   (6)    $  389    $   52      $  441
                                           ========     ======           ======     =====     =====       ======


Provision For Loan Losses

     The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings, in order to maintain the allowance for loan losses at a level which is considered adequate, in relation to the estimated risk inherent in the loan portfolio. The provision for 1998, 1997 and 1996 was $80,000, $180,000 and $0, respectively. The decrease from 1997 to 1998 is attributable to (1) the overall appropriateness of the allowance as of December 31, 1998, considering the risks in the portfolio and the resulting smaller provision that was necessary during the year to attain the appropriate level as compared to the similar provision necessary to attain the appropriate level during the year ended December 31, 1997, (2) the decrease in non-performing loans and, to a lesser degree, (3) the reduction in the loan portfolio. The increase from 1996 to 1997 is due to a growth in loans and to the increase in non-performing loans. No provisions were made in 1996 due to recoveries of previously charged off loans exceeding current year charged off loans.

Non-Interest Income

     Total non-interest income was $1.45 million in 1998, compared to $1.53 million in 1997 and $1.39 million in 1996. Non-interest income is principally derived from service charges on deposit accounts and trust fees.

     The table below shows non-interest income for the years ended December 31, 1998, 1997 and 1996, respectively, as well as changes in 1998 from 1997 and in 1997 from 1996.

Non-Interest Income

1998                                              1997
                                         Years Ended December 31        Change from         Change from
(In thousands)                          1998       1997      1996           1997                1996
----------------------------------------------------------------------------------------------------------
Trust income                        $    680  $     650  $    567    $    30     4.62%    $    83    14.64%
Service charges on deposit accounts      512        526       439        (14)   (2.66)         87    19.82
Other income                             253        359       386       (106)  (29.53)        (27)   (6.99)
                                    --------  ---------  --------     ------               ------
       Total non-interest income    $  1,445  $   1,535  $  1,392    $   (90)   (5.86)%   $   143    10.27%
                                     =======   ========   =======     ======               ======


     In 1998, trust fees increased $30,000 from the 1997 level, while service charges on deposit accounts decreased $14,000. In 1997, trust fees increased $83,000 from the 1996 level, while service charges on deposit accounts increased $87,000. The increase in trust fees for 1998 and 1997 is primarily the result of growth in the number of trust relationships. The decrease in service charges on deposit accounts for 1998 is the result of changes in account features, primarily minimum balance requirements; the increase from 1996 to 1997 is the result of rate increases on certain account features during 1997.


Non-Interest Expense

     Non-interest expense consists of salaries and employee benefits, occupancy, equipment and other expenses necessary for the operation of NBCBC. Management remains committed to controlling the level of non-interest expense, through the continued use of expense control measures that have been installed. NBCBC utilizes an extensive profit planning and reporting system. Annual profit plans are developed, including manpower and capital expenditure budgets, based on a needs assessment of the business plan for the upcoming year. These profit plans are subject to extensive initial reviews and monitored by management on a monthly basis. Variances from the plan are reviewed monthly and, when required, management takes corrective action intended to ensure financial goals are met.

     Non-interest expense for 1998 was $4.09 million, an increase of $170,000, or 4.33%, from 1997. Non-interest expense for 1997 was $3.92 million, an increase of $66,000, or 1.72%, from 1996. The increase in non-interest expense in 1998, compared to 1997 and 1996, primarily reflects NBCBC's realized loss on the sale of available-for-sale securities of $215,000 and $122,000 in 1998 and 1997, respectively. The increase in professional services from 1997 to 1998 was due to outsourcing, certain services previously performed internally. The increase in 1997 from 1996 in professional services is due to NBCBC retaining a firm to perform a strategic profitability study.

     The table below shows non-interest expense for the years ended December 31, 1998, 1997 and 1996, respectively, as well as changes to 1998 from 1997 and 1997 from 1996, respectively.


Non-Interest Expense

                                                                            1998                1997
                                         Years Ended December 31        Change from         Change from
(In thousands)                          1998       1997      1996           1997                1996
----------------------------------------------------------------------------------------------------------
Salaries and employee benefits      $  2,005  $   2,016  $  2,213    $   (11)    (.55)%$   (197)     (8.90)%
Occupancy expense, net                   615        576       588         39     6.77       (12)     (2.21)
Loss on sale of AFS securities           215        122        --         93    76.23       122     100.00
Loss on foreclosed assets                 43          5        12         38      760        (7)    (58.33)

Other operating expenses
   Professional services                 181        182        45         (1)    (.55)      137     304.44
   Postage                                73         71        63          2     2.82         8      12.70
   Telephone                              59         41        43         18    43.90        (2)     (4.65)
   Advertising                           121        121       125         --       --        (4)     (3.20)
   Operating supplies                    155        139       125         16    11.51        14      11.20
   FDIC insurance                         14         14         2         --                 12        600
Other expenses                           611        635       640        (24)   (3.78)       (5)      (.63)
                                    --------  ---------   -------    -------           --------
       Total non-interest expense   $  4,092  $   3,922  $  3,856    $   170     4.33% $     66       1.71%
                                     =======   ========   =======     ======            =======


Income Taxes

     The provision for income taxes for 1998 was $737,000 compared to $950,000 in 1997 and $742,000 in 1996. The effective income tax rates for the years ended 1998, 1997 and 1996 were 30.9%, 35.8% and 31.4%, respectively.

Loan Portfolio

     NBCBC's loan portfolio averaged $66.7 million during 1998 and $70.1 million during 1997. As of December 31, 1998, total loans were $65.2 million, compared to $69.4 million on December 31, 1997. The most significant components of the loan portfolio were commercial real estate loans, loans to individuals, and single family residential real estate loans.

     NBCBC seeks to manage its credit risk by diversifying its loan portfolio, determining that borrowers have adequate sources of cash flow for loan repayment without liquidation of collateral, obtaining and monitoring collateral, providing an adequate allowance for loan losses and regularly reviewing loans through the internal loan review process. The loan portfolio is diversified by borrower, purpose, and industry. NBCBC seeks to use diversification within the loan portfolio to reduce credit risk, thereby minimizing the adverse impact on the portfolio, if weaknesses develop in either the economy or a particular segment of borrowers. Collateral requirements are based on credit assessments of borrowers and may be used to recover the debt in case of default. NBCBC uses the allowance for loan losses as a method to value the loan portfolio at its estimated collectable amount. Loans are regularly reviewed to facilitate the identification and monitoring of deteriorating credits.

     Consumer loans consist of single pay and consumer installment loans. Consumer loans were $9.4 million at December 31, 1998, or 14.2% of total loans, compared to $10.5 million, or 14.9% of total loans at December 31, 1997. Real estate loans consist of construction loans, single family residential loans and commercial loans. Real estate loans were $42.8 million at December 31, 1998, or 64.9% of total loans, compared to $44.2 million, or 62.8% of total loans at December 31, 1997. Commercial loans consist of commercial loans and agricultural loans. Commercial loans were $13.8 million at December 31, 1998, or 21.0% of total loans, compared to $15.7 million, or 22.2% of total loans at December 31, 1997.

     The amounts of loans outstanding at the indicated dates are reflected in the following table, according to type of loan.


Loan Portfolio


                                                               Years Ended December 31
(In thousands)                                 1998        1997        1996         1995        1994
----------------------------------------------------------------------------------------------------------

Consumer Loans                             $    9,356  $   10,509  $     9,053  $    9,329  $    8,064
Real Estate
   Construction                                 2,550       2,503        1,849       3,151         298
   Single family residential                   20,405      21,330       19,286      17,042      17,056
   Commercial                                  19,889      20,416       22,231      15,700      17,148
Commercial
   Commercial                                  13,745      15,518       15,822      10,430       9,866
   Agricultural                                    45         104          101          57          31
Other                                              62          64           49          28         128
                                           ----------  ----------   ----------  ----------   ---------

      Total loans                          $   66,052  $   70,444  $    68,391  $   55,737  $   52,591
                                            =========   =========   ==========   =========   =========



     The following table reflects the remaining maturities and interest rate sensitivity of loans at December 31, 1998.


Maturity and Interest Rate Sensitivity of Loans

                                                             Over 1
                                                              year
                                                1 year       through          Over
(In thousands)                                  or less      5 years         5 years       Total
---------------------------------------------------------------------------------------------------
Consumer                                    $     2,106    $    6,609     $     641    $    9,356
Real estate                                      18,920        18,520         5,404        42,844
Commercial                                        8,959         3,758         1,073        13,790
Other                                                22            40           --             62
                                             ----------    ----------      --------    ----------

      Total                                 $    30,007    $   28,927     $   7,118    $   66,052
                                             ==========     =========      ========     =========


Predetermined rate                          $    19,202    $   25,107     $   7,118    $   51,427
Floating rate                                    10,805         3,820            --        14,625
                                            -----------    ----------     ---------    ----------

      Total                                 $    30,007    $   28,927     $   7,118    $   66,052
                                             ==========     =========      ========     =========

Asset Quality

     Non-performing loans are comprised of (a) nonaccrual loans, (b) loans that are contractually past due 90 days and (c) other loans for which terms have been restructured to provide a reduction or deferral of interest or principal, because of deterioration in the financial position of the borrower. The subsidiary bank recognizes income principally on the accrual basis of accounting. When loans are classified as nonaccrual, the accrued interest is charged off and no further interest is accrued. Loans are placed on a nonaccrual basis either: (1) when there are serious doubts regarding the collectability of principal or interest, or (2) when payment of interest or principal is 90 days or more past due and either (i) the loan is not fully secured or (ii) the loan is not in the process of collection. If a loan is determined by management to be uncollectable, the portion of the loan determined to be uncollectable is then charged to the allowance for loan losses. Litigation accounts are placed on nonaccrual until such time as deemed uncollectable.

     The following tables present information concerning non-performing assets, including nonaccrual and restructured loans and other real estate owned.


Non-Performing Assets

                                                                Years Ended December 31
(In thousands)                                 1998          1997        1996       1995        1994
----------------------------------------------------------------------------------------------------------
Nonaccrual loans                            $     826    $    790    $     548   $     576    $   1109
Loans past due 90 days or more
  (principal or interest payments)                 15         156          227          41          58
Restructured                                      118         343           --         281          --
                                            ---------     -------     --------    --------     -------
Total non-performing loans                  $     959    $  1,289    $     775   $     898    $  1,167
                                             --------     -------      -------     -------     -------

Other non-performing assets
  Foreclosed assets held for sale                 546         193           94         144          85
  Other non-performing assets                      --          --           --          --          --
                                            ---------    --------     --------    --------     -------
      Total other non-performing assets     $     546    $    193    $      94   $     144    $     85
                                             --------     -------      -------     -------     -------

          Total non-performing assets       $   1,505    $  1,482    $     869   $   1,042    $  1,252
                                             ========     =======     ========    ========     =======

Allowance for loan losses to
  non-performing loans                          93.2%       80.3%       146.5%      106.5%       85.2%
Non-performing loans to total loans             1.45%       1.83%        1.13%       1.61%       2.22%
Non-performing assets to total assets           1.03%       1.05%         .64%        .77%        .99%

     Approximately $45,500, $54,400 and $52,000 of interest income would have been recorded for the periods ended December 31, 1998, 1997 and 1996, respectively, if the nonaccrual loans had been accruing interest in accordance with their original terms. Interest income on the nonaccrual loans for the periods ended December 31, 1998, 1997 and 1996 was immaterial.

     Foreclosed assets held for sale increased from $193,000 to $546,000 primarily resulting from receipt of rental property in partial settlement of several loans to one borrower.

Allowance For Loan Losses

     An analysis of the allowance for loan losses for the last five years is shown in the table below:



(In thousands)                                 1998          1997        1996       1995        1994
----------------------------------------------------------------------------------------------------------
Balance, beginning of year                  $   1,036     $ 1,136     $    956     $   994     $ 1,204
                                             --------      ------      -------      ------      ------

Loans charged off
   Consumer                                        89          69           62          35          37
   Real estate                                    225         140            3         138          70
   Commercial                                     172         254           10          13         452
                                             --------      ------      -------      ------      ------
       Total loans charged off                    486         463           75         186         559
                                             --------     -------      -------      ------      ------

Recoveries of loans previously charged off
   Consumer                                        23          25            9          20           4
   Real estate                                     81         101           37          63          35
   Commercial                                     160          57          209          15         193
                                             --------     -------      -------      ------      ------
       Total recoveries                           264         183          255          98         232
                                             --------     -------      -------      ------      ------
   Net loans charged off (recoveries)             221         280        (180)          88         327
Additions to reserve charged to
   expense                                         80         180           --          50         117
                                             --------     -------      -------      ------      ------
Balance, end of year                        $     894     $ 1,036     $  1,136     $   956     $   994
                                             ========      ======      =======      ======      ======

Net charge-offs (recoveries) to average loans     .33%        .40%      (.30)%         .16%        .63%
Allowance for loan losses to total loans         1.35%       1.47%      1.66%         1.72%       1.89%
Allowance for loan losses to net charge-offs   404.52%     369.64%        --%      1086.36%     303.97%




     The amounts of additions to the allowance during the year 1998 were based on management's judgment, with consideration given to the composition of the portfolio, historical loan loss experience, assessment of current economic conditions, past due loans and net losses from loans charged off for the last five years. It is management's practice to review the allowance on a monthly basis to determine whether additional provisions should be made to the allowance after considering the items noted above and any other pertinent factors.

     NBCBC allocates the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the losses within the categories of loans set forth in the table below:


Allocation of Allowance for Loan Losses

                                                              December 31
                               1998             1997               1996            1995              1994
                        Allowance  % of  Allowance  % of   Allowance  % of   Allowance % of   Allowance  % of
(In thousands)           Amount   loans*  Amount   loans*   Amount   loans*   Amount  loans*   Amount   loans*
----------------------------------------------------------------------------------------------------------------
Consumer                $   160     14%       195    15%       183     13%       126   17%         91     15%
Real Estate                 352     65%       332    63%       494     63%       270   64%        481     66%
Commercial                  155     21%       281    22%       421     24%       266   19%        167     19%
Unallocated                 227               228               38               294              255
                        -------           -------           ------           -------           ------
     Total              $   894    100%   $ 1,036   100%    $1,136    100%   $   956  100%     $  994    100%
                         ======            ======            =====            ======            =====

* Percentage of loans in each category to total loans

     The unallocated reserve generally serves to compensate for losses inherent in the portfolio and the uncertainty in estimating loan losses, including the possibility of improper risk ratings and specific reserve allocations. The unallocated reserve has decreased from 1997 to 1998 as a response to a decline in risk factors.

Investments and Securities

     NBCBC's securities portfolio is the second largest component of earning assets and provides a significant source of revenue. Securities within the portfolio are classified as either held-to-maturity or available-for-sale.

     Held-to-maturity securities, which include any security for which management has the positive intent and ability to hold until maturity, are carried at historical cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the constant yield method over the period to maturity.

     Available-for-sale securities, which include any security for which management has no immediate plans to sell, but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity, as other comprehensive income. Premiums and discounts are amortized and accreted, respectively, to interest income, using the level yield method over the period to maturity.

     The carrying value of held-to-maturity and available-for-sale investment securities were $29.0 million and $35.8 million, respectively, at December 31, 1998, compared to the held-to-maturity amount of $22.9 million and available-for-sale amount of $33.5 million at December 31, 1997. Investments in the held-to-maturity portfolio include mortgage-backed securities and municipal securities. In the available-for-sale securities, $7.3 million, or 20.4% were in U.S. Treasury and U.S. government agency securities, 86.1% of which will mature in less than five years. In order to reduce NBCBC's income tax burden, an additional $10.7 million, or 36.9%, of the held-to-maturity securities portfolio and $4.4 million, or 12.3% of the available-for-sale securities, was invested in tax-exempt obligations of state and political subdivisions. There are no securities of any one issuer exceeding ten percent of NBCBC's stockholders' equity at December 31, 1998. NBCBC has approximately $17.4 million, or 60.00%, in mortgaged-backed securities in the held-to-maturity portfolio and $24.1 million, or 67.3%, of the available-for-sale portfolio. The remaining $.9 million, or 3.1% of NBCBC's held-to-maturity portfolio, was comprised of other securities at December 31, 1998. NBCBC's general policy is not to invest in derivative type investments, except for collateralized mortgage-backed securities for which collection of principal and interest is not subordinated to significant superior rights held by others.

     As of December 31, 1998, the held-to-maturity investment portfolio had gross unrealized gains of $517,000 and gross unrealized losses of $183,000. Net realized losses from called or sold available-for-sale securities for 1998 were $215,000, compared to net realized losses of $122,000 in 1997.

     Interest and dividends on investments in debt and equity securities are included in income when earned.

     The table below presents the carrying value and fair value of investment securities for each of the years indicated.


Investment Securities

                                                         Years Ended December 31
                        ---------------------------------------------------------------------------------------
                                             1998                                       1997
                        --------------------------------------------- -----------------------------------------
                                      Gross       Gross    Estimated               Gross      Gross   Estimated
                         Amortized Unrealized  Unrealized    Fair     Amortized Unrealized Unrealized   Fair
(In thousands)             Cost       Gains     (Losses)     Value      Cost       Gains    (Losses)    Value
---------------------------------------------------------------------------------------------------------------
Held-to-Maturity

Mortgage-backed
  securities                17,408        95      157      17,346      15,847        157       77       15,927
State and political
  subdivisions              10,711       409       25      11,095       6,561        330        1        6,890
Other securities               901        13        1         913         459          1        2          458
                         ---------    ------    -----   ---------   ---------     ------   ------    ---------
                        $   29,020   $   517   $  183  $   29,354  $   22,867    $   488  $    80   $   23,275
                         =========    ======    =====   =========   =========     ======   ======    =========
Available-for-Sale

U.S. Treasury           $      750   $     2   $   --  $      752  $    3,985    $    10  $     4   $    3,991
U.S. Government
  agencies                   6,469        68        5       6,532       9,349         30       19        9,360
Mortgage-backed
  Securities                24,260        59      229      24,090      17,609         69       94       17,584
State and political
  subdivisions               4,376        53        9       4,420       2,069         16        3        2,082
Other securities                --        --       --          --         750          0      221          529
                         ---------    ------    -----   ---------   ---------     ------   ------    ---------
                        $   35,855   $   182   $  243  $   35,794  $   33,762    $   125  $   341   $   33,546
                         =========    ======    =====   =========   =========     ======   ======    =========


     The following table reflects the amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, the weighted average yields (for tax-exempt obligations on a fully taxable basis, assuming a 34% tax rate) of such securities and the taxable equivalent adjustment used in calculating yields. Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.



Maturity Distribution of Investment Securities


                                                          December 31, 1998
                                       Over       Over
                                      1 year     5 years                         Total
                           1 year     through    through    Over    No fixed    Carrying    Par       Fair
(In thousands)             or less    5 years   10 years  10 years  maturity     Value     Value      Value
-------------------------------------------------------------------------------------------------------------
Held-to-Maturity

Mortgage-backed
   securities                                                         17,408     17,408    14,831     17,346
State and political
   subdivisions                144     2,211      6,558     1,798         --     10,711    10,719     11,095
Other securities               400        29         --       472         --        901       929        913
                          --------   -------   --------   -------   --------   --------  --------   --------
     Total               $     544  $  2,240  $   6,558  $  2,270  $  17,408  $  29,020 $  26,479  $  29,354
                          ========   =======   ========   =======   ========   ========  ========   ========

Percentage of total             2%        8%        22%        8%        60%       100%
                           =======    ======    =======    ======    =======    =======

Weighted average yield       5.51%     7.35%      7.04%     7.45%      6.14%      6.58%
                           =======    ======    =======    ======    =======    =======

Available-for-Sale

U.S. Treasury            $     750  $     --  $      --  $     --  $      --  $     750 $     750  $     752
U.S. Government                801     4,668      1,000        --         --      6,469     6,470      6,532
   agencies
Mortgage-backed                 --        --         --        --     24,260     24,260    23,660     24,090
   Securities
State and political
   subdivisions                 --     1,612      1,187     1,577         --      4,376     4,380      4,420
                         ---------  --------  ---------  --------  ---------  --------- ---------  ---------
     Total               $   1,551  $  6,280  $   2,187  $  1,577  $  24,260  $  35,855 $  35,260  $  35,794
                          ========   =======   ========   =======   ========   ========  ========   ========

Percentage of total             4%       18%         6%        4%        68%       100%
                           =======    ======    =======    ======    =======    =======

Weighted average yield       5.23%     6.30%      6.71%     7.28%      5.88%      6.04%
                           =======    ======    =======    ======    =======    =======


Deposits

     Total average deposits for 1998 were $121.0 million, compared to $119.8 million in 1997. The year-end balances of time deposits over $100,000 were $21.7 million in 1998, compared to $25.2 million in 1997.

     The following table reflects the classification of the average deposits and the average rate paid on each deposit category for the three years ended December 31, 1998.


Average Deposits Balances and Rates


                                                                   December 31
                                              1998                    1997                    1996
                                     ---------------------- ----------------------- ------------------------
                                       Average    Average      Average    Average      Average      Average
(In thousands)                         Amount    rate paid     Amount    rate paid     Amount      rate paid
-------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand
   deposits                         $   17,248       --     $    17,359       --     $   16,554       --
Interest bearing transaction and
   savings deposits                     37,949     2.67%         35,274     2.75%        37,102     2.75%
Time deposits
   $100,000 or more                     22,160     5.22%         24,335     5.27%        22,470     5.42%
   Other time deposits                  43,675     5.25%         42,879     5.36%        42,250     5.46%
                                    ----------              -----------               ---------

      Total                         $  121,032              $   119,847              $  118,376
                                     =========               ==========               =========





Maturities of Large Denomination Time Deposits


                                                          Time Certificates of Deposit
                                                               ($100,000 or more)
                                                                   December 31
                                            --------------------------------------------------------
                                                        1998                        1997
                                            ---------------------------  ---------------------------
(In thousands)                                  Balance      Percent         Balance      Percent
----------------------------------------------------------------------------------------------------
Maturing
   Three months or less                     $    10,046         46.3%   $    11,502         45.6%
   Over 3 months to 6 months                      4,514         20.9%         6,536         25.9%
   Over 6 months to 12 months                     4,325         19.9%         4,179         16.6%
   Over 12 months                                 2,805         12.9%         3,017         11.9%
                                             ----------                  ----------
         Total                              $    21,690        100.0%   $    25,234        100.0%
                                             ==========                  ==========


Short-Term Borrowings

     Securities sold under agreements to repurchase were $6.9 million at December 31, 1998, as compared to $3.2 million at December 31, 1997. The only other borrowing resulted from the Bank's guarantee of the Employee Stock Ownership Plan debt totaling $50,000 at December 31, 1997.

     NBCBC has historically funded its growth in earning assets through the use of core deposits, large certificates of deposits from local markets and federal funds purchased. Management anticipates that these sources will provide necessary funding in the foreseeable future. NBCBC's general policy is to avoid the use of brokered deposits.

Capital

     At December 31, 1998, the total stockholders' equity was $13.4 million. At year-end 1998, NBCBC's equity to asset ratio was 9.11% compared to 9.01% at year-end 1997.

     The Federal Reserve Board's risk-based guidelines established a risk-adjusted ratio, relating capital to different categories of assets and off-balance sheet exposures, such as loan commitments and standby letters of credit. These guidelines place a strong emphasis on tangible stockholders' equity as the core element of the capital base, with appropriate recognition of other components of capital. At December 31, 1998, the Tier 1 capital ratio was 17.31%, while NBCBC's total risk-based capital ratio was 18.97%, both of which exceed the capital minimums established in the risk-based capital requirements.

     NBCBC's risk-based capital ratios at December 31, 1998 and 1997 are presented below.


Risk-Based Capital

                                                                                    December 31
(In thousands)                                                                 1998            1997
--------------------------------------------------------------------------------------------------------
Tier 1 capital
   Stockholders' equity                                                   $    13,387       $   12,821
   Unrealized loss on
     available-for-sale securities                                                (37)            (133)
                                                                          -----------       ----------
              Total Tier 1 capital                                             13,350           12,688
                                                                          -----------       ----------

Tier 2 capital
   Qualifying allowance for loan losses                                           894            1,035
                                                                          -----------       ----------

              Total Tier 2 capital                                                894            1,035
                                                                          -----------       ----------

              Total risk-based capital                                    $    14,244       $   13,723
                                                                           ==========        =========

Risk weighted assets                                                      $   146,533       $  140,782
                                                                           ==========        =========

Ratios at end of year
     Leverage ratio                                                             9.11%            9.01%
     Tier 1 capital                                                            17.31%           16.73%
     Total risk-based capital                                                  18.97%           18.10%
   Minimum guidelines
     Leverage ratio                                                             4.00%            4.00%
     Tier 1 capital                                                             4.00%            4.00%
     Total risk-based capital                                                   8.00%            8.00%




Liquidity and Market Risk Management

Parent Company

     NBCBC depends upon the dividends paid to it, as the sole shareholder of the subsidiary bank, as a principal source of funds. At December 31, 1998, undivided profits of NBCBC's subsidiary were approximately $9.39 million, of which approximately $2.0 million was available for the payment of dividends to NBCBC without regulatory approval.

Banking Subsidiary

     Generally speaking, NBCBC's banking subsidiary relies upon net inflows of cash from financing activities, supplemented by net inflows of cash from operating activities, to provide cash used in investing activities. Typical of most banking companies, significant financing activities include deposit gathering and the use of short-term borrowing facilities, such as federal funds purchased and repurchase agreements; and the issuance of long-term debt. The banks' primary investing activities include loan originations and purchases of investment securities, offset by loan payoffs and investment maturities.

     Liquidity represents an institution's ability to provide funds to satisfy demands from depositors and borrowers, by either converting assets into cash or accessing new or existing sources of incremental funds. A major responsibility of management is to maximize net interest income within prudent liquidity constraints. Internal corporate guidelines have been established to constantly measure liquid assets, as well as relevant ratios concerning earning asset levels and purchased funds. The management and board of directors of the bank subsidiary monitors these same indicators and makes adjustments as needed. At year-end, the subsidiary bank was within established guidelines and total corporate liquidity remains strong. At December 31, 1998, cash and cash equivalents, and available-for-sale securities were 30.9% of total assets, as compared to 30.2% at December 31, 1997.


Market Risk Management

     Market risk arises from changes in interest rates. NBCBC has risk management policies to monitor and limit exposure to market risk. In asset and liability management activities, policies are in place that are designed to minimize structural interest rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 14 of Notes to Consolidated Financial Statements.


Interest Rate Sensitivity

     Management continually reviews NBCBC's exposure to changes in interest rates. Among the factors considered during its evaluations are changes in the mix of earning assets, growth of earning assets, interest rate spreads and repricing periods. Management forecasts and models the impact that various interest rate fluctuations would have on net interest income. One such model measures the interest rate sensitivity GAP, which presents, at a particular point in time, the matching of interest rate sensitive assets with interest rate sensitive liabilities.

The following schedule presents the ratios of cumulative rate sensitive assets to rate sensitive liabilities.


Interest Rate Sensitivity


                                                        Interest Rate Sensitivity Period
                                 0-30      31-90     91-180     181-365    1 to 2      2-5       Over 5
(In thousands, except ratios)    Days      Days       Days       Days       Years     Years       Years     Total
-------------------------------------------------------------------------------------------------------------------
Earning assets
   Short-term investments    $   2,933  $      --  $      --  $      --  $      --  $      --  $      --  $   2,933
   Investment securities         8,544     10,726      5,696      8,982      5,143      8,378     18,093     65,562
   Loans                        10,653      4,423      4,421     10,510     18,970      9,957      7,118     66,052
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Total earning assets       22,130     15,149     10,117     19,492     24,113     18,335     25,211    134,547
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Interest bearing liabilities
   Interest bearing transaction
     and savings accounts       40,773         --         --         --         --         --         --     40,773
   Time deposits                11,609     10,291     13,775     13,720      8,193      7,486         61     65,135
   Short-term borrowings         7,115         --         --         --         --         --         --      7,115
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Total interest bearing
     liabilities                59,497     10,291     13,775     13,720      8,193      7,486         61    113,023
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Interest rate                $ (37,367) $   4,858  $  (3,658) $  5,772   $  15,920  $  10,849  $  25,150  $  21,524
   sensitivity GAP            =========  ========   ========   =======    ========   ========   ========   ========
Cumulative interest rate
   sensitivity GAP           $ (37,367) $ (32,509) $ (36,167) $ (30,395) $(14,475)  $  (3,626) $  21,524
Cumulative rate sensitive assets
   to rate sensitive liabilities  37.2%      53.4%      56.7%      68.8%     86.3%       96.8%     119.0%
Cumulative GAP as a % of
   earning assets                (28.0)%    (24.2)%    (26.9)%    (22.6)%    (10.8)%     (2.7)%     16.0%


Impact of the Year 2000 Issue

General

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Many computer systems, software, and embedded computer chips may be unable to distinguish between 1900 and 2000. If not corrected, this problem could create system errors and failure resulting in the disruption of normal business operations.


State of Readiness

     NBCBC has identified the following three key phases for addressing the Year 2000 issues: analysis, testing, and remediation. NBCBC has completed the Year 2000 analysis by identification of mission critical systems, vendors, large borrowers and large depositors and non information technology matters requiring assessment and testing. NBCBC is utilizing both internal and external resources to test its software systems for Year 2000 compliance. At December 31, 1998, NBCBC's internal mission critical testing was approximately 90% complete. Management believes the completion of internal mission critical testing will be completed by March 31, 1999. The testing with vendors, payment system providers and third-party suppliers will be completed by June 30, 1999. The replacement of non-compliant mission critical systems was completed at December 31, 1998. NBCBC expects to complete all phases by June 30, 1999, in accordance with guidelines established by the Federal Financial Institutions Examination Council (FFIEC). NBCBC is expected to convert to Simmons First National Corporation's systems; this conversion is not expected until first quarter of 2000.

Costs

     During the year ended December 31, 1998, NBCBC had costs of $175,000 for software testing and hardware replacement related to the Year 2000 issues. NBCBC is utilizing internal personnel to complete all work associated with the Year 2000 project. Therefore, management believes completion of the Year 2000 modifications and subsequent testing will not have a material effect on NBCBC's future consolidated results of operations or financial position.


Risks

     Although NBCBC's Year 2000 readiness is directed at reducing its exposure, there can be no assurance that these efforts will fully mitigate the effect of Year 2000 issues. In the event NBCBC fails to identify or correct a material Year 2000 problem, there could be disruptions in normal business operations, which could have material adverse effect on NBCBC's results of operations, liquidity or financial condition. Additionally, NBCBC is subject to credit risk to the extent borrowers fail to adequately address Year 2000 issues and to liquidity risk to the extent of deposit withdrawals and to the extent its lenders are unable to provide NBCBC with funds due to Year 2000 issues. Although it is not possible to quantify the potential impact of these risks at this time, in the future, there may be increases in problem loans, credit losses, and liquidity problems, as well as the risk of litigation and potential losses from litigation related to the foregoing.


Contingency Plans

     NBCBC has existing disaster recovery plans that address its response to disruptions to business due to natural disasters, utility outages or other occurrences. NBCBC's contingency plans were completed March 31, 1999. During the remainder of 1999, the contingency plans will be tested and validated.


Quarterly Results

     Selected unaudited quarterly financial information for the last eight quarters is shown in the table below.



                                                                   Quarter
                                               ------------------------------------------
(In thousands, except per share data)          First        Second       Third     Fourth       Total
----------------------------------------------------------------------------------------------------------
1998
Net interest income                         $   1,299    $  1,273    $   1,277   $   1,263    $  5,112
Provision for loan losses                          10          --           70          --          80
Non-interest income                               384         368          308         385       1,445
Non-interest expense                              882         926          977       1,092       3,877
Loss on sale of securities, net                    --          --           61         154         215
Net income                                        509         476          371         292       1,648
Earnings per common share                        2.70        2.53         1.97        1.57        8.77

1997
Net interest income                         $   1,250    $  1,337    $   1,332   $   1,302    $  5,221
Provision for loan losses                          --          --           30         150         180
Non-interest income                               396         398          410         331       1,535
Non-interest expense                              942         968          967         923       3,800
Loss on sale of securities, net                    --          --           --         122         122
Net income                                        501         500          452         251       1,704
Earnings per common share                        2.66        2.65         2.40        1.42        9.13


                        DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS OF NBCBC WILL BE DISSOLVED AND POSITIONS HELD BY EXECUTIVE OFFICERS OF NBCBC WILL NO LONGER EXIST UPON THE CONSUMMATION OF THE MERGER. IT IS ANTICIPATED THAT JERRY WATKINS, CURRENTLY A DIRECTOR OF NBCBC AND NBC WILL BECOME A DIRECTOR OF SIMMONS UPON THE COMPLETION OF THE MERGER. THE DIRECTORS OF NBC BANK CORP. AND ITS SUBSIDIARY ARE SET FORTH BELOW:

               DIRECTORS AND EXECUTIVE OFFICERS OF NBC BANK CORP.


                                                                                         NBCBC Common Stock
                                                                                         Owned Beneficially on
                                          Director(1)                                    December 31, 1998
     Name                  Age      Since        Principal Occupation                    Shares and Pct.of Class
-----------------------------------------------------------------------------------------------------------------
John Lee Anthony           58       1998     President, Anthony                    100 (2)       *
                                             Forest Products, Inc.

James D. Cook              67       1969     Chairman of Board, Retired          6,614 (3)       3.51%
                                             CEO of NBCBC and NBC

Steve Cosse                52       1998     Senior Vice President and             100           *
                                             General Counsel,
                                             Murphy Oil Corp.

Benny F. Cox               67       1992     Certified Public Accountant,          225 (4)       *
                                             Cox, Gober & Co., Ltd.

John F. Dews               43       1993     President and CEO, NBCBC            1,732 (5)       *
                                             and NBC

Sarah P. Kinnard           64       1997     Investments                         1,788           *

Denny McConathy            55       1996     President and CEO, Cross Oil          200           *
                                             & Refining Co., Inc.

Hutton Nobles              47       1987     Independent Oil and                 6,375           3.38%
                                             Gas Producer

Kenneth Oliver, Jr.        58       1991     President and Manager,              3,079 (6)       1.63%
                                             El Dorado Glass & Mirror Co.

William I. Prewett         71       1973     Attorney at Law,  Compton,          2,541           1.35%
                                             Prewett, Thomas & Hickey, P.A.

Jack Reynolds              47       1995     Vice President, El Dorado &           200           *
                                             Wesson Railroad Co.

Jerry W. Watkins           68       1993     Retired President, ODECO              500           *
                                             (Offshore Oil drilling; Former
                                             General Counsel and Executive
                                             Vice President Murphy Oil Corp.




John R. Williamson, M.D.   57       1995     General Opthamology, South            450
                                             Arkansas Eye Clinic

Larkin M. Wilson,Jr., M.D. 66       1975     Physician, South Arkansas             700
                                             Diagnostic Clinic
-------------------

(1) This column represents the year in which the directorship commenced.

(2)    Mr. Anthony owns 50 shares and 50 shares are owned by his spouse.

(3) Mr. Cook owns, 4,418 shares outright; 2,096 are held in his IRA and 100 are owned by his spouse.

(4)    Mr. Cox owns 50 shares outright; 175 are held in his SEP-IRA.

(5) Mr. Dews owns 783 shares in his IRA; 1,154 shares in his fully vested ESOP account and 795 shares are owned by his wife.

(6) Mr. Oliver owns 1,924 shares through an agency account and 1,155 shares are held in his revocable trust.



     NBCBC has designated John F. Dews, President and CEO, and L. S. Brown, Senior Vice President, A. J. Lockwood, Jr., Senior Vice President, Melissa Jerry, Senior Vice President and Chief Financial Officer, Sabrina Lamkin, Vice President and Jeanne Cunningham, Vice President as its executive officers.

     During 1998, the Board of Directors of NBCBC held 17 meetings and all the incumbent directors then in office were in attendance at more than seventy-five percent of the meetings.


TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of NBCBC and its subsidiary, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of NBCBC in the ordinary course of business during 1998. All such loans and commitments were made by the subsidiary on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On December 31, 1998, the aggregate of these related party loans was approximately $2,261,057, or approximately 3.42% of total loans outstanding of the subsidiary and 1.50% of pro forma consolidated capital accounts.


PRINCIPAL STOCKHOLDERS OF NBC BANK CORP.

     The following table sets forth, as of December 31, 1998, the only persons who were known by NBCBC to own of record or beneficially more than five (5%) of NBCBC Common Stock and the number of shares owned beneficially by each of them.

                                   Shares Owned                 Aggregate
      Name                     Directly      Indirectly       Pct of Class
   ----------              -----------------------------      ---------------
H. D. Reynolds, Jr.            2,303         16,318(1)           9.88%
-------------

 (1) 600 shares are owned by Arkansas-Sagebrush Ltd., 9,056 shares are owned by Natural resources, Inc.; 5,362 shares are owned by El Dorado & Wesson Railway Co. and 1,300 shares are owned by Triangle Industries, Inc. Mr. Reynolds is president of and has a substantial ownership interest in each of the foregoing entities.


     All directors and executive officers of NBCBC and its subsidiary as a group (19 persons) as of December 31, 1998 owned 29,233 shares or 15.51% of the outstanding shares of NBCBC Common Stock. No director or executive officer of NBCBC owns any shares of Simmons Common Stock. Neither Simmons nor any of its subsidiaries nor any director or executive officer of Simmons owns any shares of NBCBC Common Stock.

COMPETITION

     The banking subsidiary of NBCBC competes actively with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.


LITIGATION

     There is no material pending litigation in which NBCBC or its subsidiaries is a party.

OFFICES

     NBC's executive offices are located in the offices of NBCBC, at 100 West Grove Street, El Dorado, Arkansas 71730.

EMPLOYEES

         As of December 31, 19980, NBCBC and its subsidiary had 70 employees.

DESCRIPTION OF NBC BANK CORP. STOCK

     NBCBC has one class of common stock issued and outstanding. As of December 31, 1998, NBCBC had 188,529 shares of common stock outstanding, held by 192 stockholders.

                                    Dividends Paid Per Share

                                 1998            1997         1996
                ----------------------------------------------------------------
     Common Stock               $6.00           $6.00             $3.00


                COMPARISON OF RIGHTS OF HOLDERS OF NBC BANK CORP.
                      COMMON STOCK AND SIMMONS COMMON STOCK

     NBCBC is a corporation organized and existing under the laws of the State of Arkansas, i.e., the Arkansas Business Corporation Act of 1965. Simmons is a corporation organized and existing under the laws of the State of Arkansas, i.e., the Arkansas Business Corporation Act of 1987. Holders of NBCBC common stock have the rights, privileges and duties provided by the 1965 Act, while the holders of Simmons Common Stock have the rights, privileges and duties provided by the 1987 Act. For a detailed discussion of all material differences between the rights of security holders of NBCBC, and the rights of security holders of Simmons, see "Election by NBC Bank Corp. under the 1987 Act - Result of Election".

     The holders of NBCBC common stock are entitled to cumulative voting for directors. The holders of Simmons Common Stock are not entitled to cumulative voting for directors. The By-Laws of Simmons and NBCBC state that the number of directors of the corporation may not be less than five nor more than twenty-five. Furthermore, neither holders of NBCBC common stock nor holders of Simmons Common Stock have preemptive rights with respect to issuance of additional securities.

     Both NBCBC and Simmons have corporate power to indemnify their officers and directors with respect to certain liabilities. Under the 1987 Act, the ability to indemnify officers and directors with respect to liabilities incurred by them in their conduct and good faith of the business of the corporation is broader than under the 1965 Act. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law. Further, pursuant to the 1987 Act Simmons has adopted a provision in its Articles of Incorporation which limits the liability of its directors for certain breaches of their fiduciary duties. NBCBC has not adopted such a liability limitation provision since such provisions are not authorized by the 1965 Act under which the corporate activities of NBCBC are governed.

     Simmons' Articles of Incorporation contain several paragraphs that may have the effect of operating as anti-takeover provisions. Article ELEVENTH contains a restriction upon the ability of a stockholder owning more than 10% of Simmons Common Stock to acquire any additional shares except through a cash tender offer at a pricenot less than the highest closing price of Simmons Common Stock during the most recent 24 months, unless such shareholder is excepted from the application of the Article by the board of directors prior to becoming a 10% shareholder. Further, Article ELEVENTH requires the approval of 80% of the shareholders of Simmons for any acquisition of Simmons by merger or consolidation or by asset acquisition unless approved by the affirmative vote of 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons Common Stock. Article THIRTEENTH of the Articles of Incorporation of Simmons requires the Board to consider the following matters in addition to any other matters required to be considered prior to making any recommendation concerning a proposed business combination in which Simmons will not be the surviving corporation: 1) the impact on the corporation, its subsidiaries, shareholders and employees and the communities served by the corporation, 2) the timeliness of the proposed transaction considering the business climate and strategic plans of the Company, 3) the existence of any legal defects or regulatory issues involved in the proposed transaction, 4) the lack of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, 5) current market price of Simmons Common Stock and its consolidated assets, 6) book value of Simmons Common Stock, 7) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the current value of Simmons in a negotiated transaction, 8) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the future value of Simmons as an independent entity, and 9) such other criteria as the Board may determine are appropriate. Article FOURTEENTH, requires the affirmative vote of 80% of the shareholders to amend, repeal or modify any provision of the Articles of Incorporation unless such revision is approved by 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons Common Stock. The NBCBC Articles of Incorporation do not contain a similar provisions. However, under the 1965 Act, NBCBC must have a two-thirds (2/3) majority vote of all votes entitled to be cast to adopt a merger or business combination.


LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

     The legality of the Simmons Common Stock to be issued after the Merger has been consummated by and between Simmons and NBCBC and certain tax matters relating to the Merger will be passed upon by Williams & Anderson LLP, 111 Center St., 22nd Floor, Little Rock, Arkansas 72201.

EXPERTS

     The consolidated financial statements of Simmons First National Corporation as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 are incorporated by reference in this Proxy Statement and have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated in their reports with respect thereto, and such consolidated financial statements of Simmons have been incorporated by reference herein in reliance upon the report of said firm given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of NBC Bank Corp. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP independent auditors, as stated in their report appearing herein, and are so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GENERAL

     As of the date of this Proxy Statement, the board of directors of NBCBC does not intend to present, and has not been informed that another person intends to present, any matter for action at the meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

INDEPENDENT AUDITORS' REPORT



Board of Directors
NBC Bank Corp.



We have audited the accompanying consolidated statements of financial condition of NBC Bank Corp. (the "Company") and its subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBC Bank Corp. and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Little Rock, Arkansas
February 5, 1999
(March 2, 1999 as to Note 15)



NBC BANK CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 and 1997

                                                                            1998                1997
ASSETS
Cash and due from banks                                                $    6,518,366    $     5,434,733
Federal funds sold                                                          2,925,000          3,605,000
                                                                       --------------     --------------

     Cash and cash equivalents                                              9,443,366          9,039,733

Investment securities available for sale                                   35,793,849         33,546,227
Investment securities held to maturity                                     29,019,537         22,866,645
   (fair value as of December 31, 1998 and 1997
   of $29,354,121 and $ 23,274,582 respectively)
Loans, net of allowance at December 31, 1998 and 1997                      65,157,918         69,408,534
   of $894,065 and $1,035,557, respectively
Bank premises and equipment, net                                            2,563,071          2,325,713
Accrued interest receivable                                                 1,134,938          1,111,628
Other assets                                                                3,425,200          2,483,720
                                                                       --------------    ---------------

TOTAL ASSETS                                                           $  146,537,879    $   140,782,200
                                                                        =============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits:
     Non-interest bearing                                              $   19,133,402    $    17,366,431
     Interest bearing                                                     105,116,196        104,716,772
   Securities sold  under agreements to repurchase                          6,935,331          3,235,306
   Notes payable                                                                   --             50,000
   Accrued expenses and other liabilities                                   2,002,696          2,726,153
                                                                       --------------    ---------------

     Total liabilities                                                    133,187,625        128,094,662
                                                                       --------------    ---------------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY:
   Common stock, $1 par value; 300,000 shares authorized;
     210,000 shares issued; 188,529 shares outstanding                        210,000            210,000
   Additional paid-in capital                                               3,883,013          3,883,013
   Accumulated other comprehensive loss                                       (37,272)          (133,360)
   Reduction for ESOP debt guaranty                                                --            (50,000)
   Retained earnings                                                       10,121,728          9,605,100
                                                                       --------------    ---------------
                                                                           14,177,469         13,514,753
   Less cost of 21,471 shares of treasury stock                              (827,215)          (827,215)
                                                                       --------------    ---------------

     Total stockholders' equity                                            13,350,254         12,687,538
                                                                       --------------    ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $  146,537,879    $   140,782,200
                                                                        =============     ==============

See Notes to Consolidated Financial Statements.


NBC BANK CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996

                                                                   1998              1997              1996
INTEREST INCOME:
   Loans, including fees                                      $   6,040,588     $   6,284,673    $   5,455,828
   Investment securities
     Taxable                                                      3,108,561         3,160,055        3,651,880
     Nontaxable                                                     552,883           356,225          262,952
   Federal funds sold                                                84,219           189,462          167,800
                                                              -------------      ------------     ------------
     Total interest income                                        9,858,251         9,990,415        9,538,460
                                                              -------------     -------------     ------------
INTEREST EXPENSE:
   Deposits                                                       4,462,995         4,549,617        4,544,303
   Other borrowings                                                 283,265           219,923          165,537
                                                              -------------     -------------    -------------
     Total interest expense                                       4,746,260         4,769,540        4,709,840
                                                              -------------     -------------     ------------
NET INTEREST INCOME                                               5,111,991         5,220,875        4,828,620
PROVISION FOR LOAN LOSSES                                            80,000           180,000               --
                                                               ------------     -------------     ------------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                                    5,031,991         5,040,875        4,828,620
                                                               ------------     -------------    -------------
OTHER INCOME:
   Service charges on deposit accounts                              511,806           525,487          438,771
   Trust fees                                                       680,004           650,000          567,551
   Other                                                            253,482           359,262          385,725
                                                               ------------     -------------     ------------
     Total other income                                           1,445,292         1,534,749        1,392,047
                                                               ------------     -------------     ------------
OTHER EXPENSES:
   Salaries and employee benefits                                 2,004,815         2,016,374        2,212,854
   Occupancy  and equipment                                         615,224           576,129          587,715
   Realized loss on sales of available for sale securities          215,129           122,311               --
   Regulatory assessments                                            61,040            63,866           47,953
   Other                                                          1,195,981         1,143,569        1,007,380
                                                               ------------     -------------     ------------
     Total other expenses                                         4,092,189         3,922,249        3,855,902
                                                               ------------     -------------     ------------
INCOME BEFORE INCOME TAXES                                        2,385,094         2,653,375        2,364,765
INCOME TAXES                                                        737,293           949,752          742,333
                                                              -------------     -------------    -------------
NET INCOME                                                    $   1,647,801     $   1,703,623    $   1,622,432
                                                               ------------      ------------     ------------
COMPREHENSIVE INCOME, Net of tax Unrealized loss on securities:
   Unrealized holding gain (loss) arising during period       $     (36,647)    $         952    $    (162,503)
   Reclassification adjustment for loss included in net income      132,735            75,466
                                                              -------------     -------------    -------------
     Total other comprehensive income                                96,088            76,418         (162,503)
                                                              -------------     -------------    --------------
COMPREHENSIVE INCOME                                          $   1,743,889     $   1,780,041    $   1,459,929
                                                               ============      ============     ============
PER SHARE INFORMATION -
  Weighted average number of shares                                 187,900           186,642          185,384
                                                              =============     =============    =============

     Basic earnings per share                                 $        8.77     $       9.13     $        8.75
                                                               ============      ===========      ============

See Notes to Consolidated Financial Statements.


NBC BANK CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996

                                                                  Accumulated
                                                     Additional      Other
                                          Common      Paid-In    Comprehensive   ESOP     Retained    Treasury
                                           Stock      Capital    Income (Loss) Guaranty   Earnings      Stock        Total

BALANCE, JANUARY 1, 1996                $  210,000  $ 3,883,013  $ (47,275)   $      --  $ 7,975,805  $ (827,215) $ 11,194,328

Net change in unrealized gain (loss) on
   securities available for sale, net                             (162,503)                                           (162,503)
Guaranty of Employee Stock Ownership                                           (200,000)                              (200,000)
   Plan loan
Dividends ($3 per share)                                                                    (565,587)                 (565,587)
Net income                                                                                 1,622,432                 1,622,432
                                        ----------  -----------  ---------    ---------  -----------  ----------  ------------
BALANCE, DECEMBER  31, 1996                210,000    3,883,013   (209,778)    (200,000)   9,032,650    (827,215)   11,888,670
Net change in unrealized gain (loss) on
   securities available for sale, net                               76,418                                              76,418
Guaranty of Employee Stock Ownership
   Plan loan                                                                   (100,000)                              (100,000)
Repayment of Employee Stock
   Ownership Plan loan                                                          250,000                                250,000
Dividends ($6 per share)                                                                  (1,131,173)               (1,131,173)
Net income                                                                                 1,703,623                 1,703,623
                                        ----------  -----------  ---------    ---------- -----------  ---------   ------------
BALANCE, DECEMBER 31, 1997                 210,000    3,883,013   (133,360)      (50,000)  9,605,100   (827,215)    12,687,538
Net change in unrealized gain (loss)
   on securities available for sale, net                            96,088                                              96,088
Repayment of Employee Stock
   Ownership Plan loan                                                            50,000                                50,000
Dividends ($6 per share)                                                                  (1,131,173)               (1,131,173)
Net income                                                                                 1,647,801                 1,647,801
                                        ----------  -----------  ---------    ---------- -----------  ---------   ------------

BALANCE, DECEMBER 31, 1998              $  210,000  $ 3,883,013  $ (37,272)   $       -- $10,121,728  $(827,215)  $ 13,350,254
                                         =========   ==========   ========     =========  ==========   ========    ===========



See Notes to Consolidated Financial Statements.



NBC BANK CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996

                                                                     1998             1997              1996
OPERATING ACTIVITIES:
   Net income                                                 $   1,647,801     $   1,703,623  $    1,622,432
   Adjustments to reconcile net income to net cash
     provided (used) by operating activities:
     Loss on sale of investment securities                          215,129           122,311              --
     Net amortization of premium on investment securities           195,373             5,511          47,139
     Loss on disposal of equipment                                       --             9,045          14,752
     Depreciation                                                   277,098           225,758         227,843
     Deferred tax expense                                            63,000            39,505        (140,627)
     Provision for loan losses                                       80,000           180,000              --
     (Gain) loss on sales of other real estate owned                 34,411            (8,100)            652
     Gain on sale of mortgage loans originated to sell              (56,777)          (49,402)             --
     Proceeds from sales of mortgage loans originated to sell     3,074,765         2,284,256              --
     Change in accrued interest receivable                          (23,310)           (7,731)         43,774
     Change in other assets                                      (1,649,639)         (213,543)         43,455
     Change in accrued expenses and other liabilities              (786,457)          348,468         494,464
                                                               -------------    -------------   -------------

         Net cash provided (used) by operating activities         3,071,394         4,639,701       2,353,884
                                                               ------------     -------------   -------------

INVESTING ACTIVITIES:
   Net decrease in interest bearing deposits in
     financial institutions                                              --                --          99,000
   Proceeds from sales, maturities, repayments, and calls of
     investment securities available for sale                    17,429,203        11,202,960      10,119,434
   Proceeds from maturities, repayments, and calls of
     investment securities held to maturity                       5,658,010         5,858,329       5,095,924
   Purchases of  investment securities available for sale       (19,883,578)      (16,398,410)     (8,103,386)
   Purchases of investment securities held to maturity          (11,858,916)         (480,674)     (4,768,718)
   Purchase of Federal Home Loan Bank stock                         (24,600)          (38,600)        (29,400)
   Loan origination, net of repayments                            1,665,718        (5,180,425)    (12,541,526)
   Purchases of bank premises and equipment                        (514,456)         (322,251)       (300,677)
   Proceeds from sales of other real estate owned                   125,611           520,234         115,498
                                                              -------------     -------------   -------------

         Net cash used by investing activities                   (7,403,008)       (4,838,837)    (10,313,851)
                                                              --------------    --------------  --------------




NBC BANK CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996

                                                                     1998             1997              1996

FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                        $   2,166,395     $   4,369,460  $   (2,805,025)
   Repayments of notes payable                                           --                --        (590,525)
   Net increase (decrease) in securities sold under
     Agreement to repurchase                                      3,700,025          (969,562)      3,240,983
   Dividends paid                                                (1,131,173)         (754,116)       (329,926)
                                                              --------------    --------------  --------------

         Net cash provided by financing activities                4,735,247         2,645,782        (484,493)
                                                               ------------     -------------   --------------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                 403,633         2,446,646      (8,444,460)

CASH AND CASH EQUIVALENTS:
   Beginning of year                                              9,039,733         6,593,087      15,037,547
                                                              -------------      ------------   -------------

   End of year                                                $   9,443,366     $   9,039,733  $    6,593,087
                                                               ============      ============   =============

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
   Cash paid for:
     Interest                                                 $   4,786,260     $   4,764,128  $    4,789,483
                                                               ============      ============   =============

     Income taxes                                             $     642,300     $     936,770  $      898,955
                                                               ============      ============   =============

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
   Loans foreclosed                                           $     513,090     $     690,882  $       66,173
                                                               ============      ============   =============

   Net reduction of note payable guaranty for ESOP plan       $     (50,000)    $    (150,000) $      200,000
                                                               =============     =============  =============


See Notes to Consolidated Financial Statements.

NBC BANK CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------

1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Nature of Operations-
NBC Bank Corp. (the "Company") is a bank holding company headquartered in El Dorado, Arkansas, that provides retail and commercial banking services through the National Bank of Commerce(the "Bank"), its nationally chartered bank subsidiary. The Bank provides a broad line of financial products and services to small and medium-sized businesses and consumers through its community banking offices in El Dorado.

Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash Equivalents - Cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities - Investment securities held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Bank has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances, securities may be sold or transferred to another portfolio.

Investment securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax as a component of accumulated other comprehensive income until realized. Securities within the available for sale portfolio may be used as part of the Bank's asset/liability management strategy and may be sold in response to changes in interest rate risk, prepayment risk, and other similar economic factors.

Premiums and discounts are amortized and accreted to operations using the level-yield method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains and losses on the sales of these assets.

Loans - Loans are stated at the principal amount outstanding, less the allowance for loan losses and unearned discount. Mortgage loans held for sale are not material. Unearned discount relates principally to consumer installment loans. Interest on loans is credited to income based on the principal amount outstanding using the interest method. Loan fees are not material.

Nonperforming Loans and Past Due Loans - Included in the nonperforming loan category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan plus accrued but unpaid interest. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectability is charged to operations.

Interest accrued during prior periods is charged to allowance for loan losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

Allowance for Loan Losses - The allowance for loan losses is a valuation allowance to provide for incurred but not yet realized losses. The Company reviews its loans for impairment on a quarterly basis. Impairment is determined by assessing the probability that the borrower will not be able to fulfill the contractual terms of the agreement. If a loan is determined to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or by use of the observable market price of the loan or fair value of collateral if the loan is collateral dependent. Throughout the year management estimates the level of probable losses to determine whether the allowance for loan losses is appropriate considering the estimated losses existing in the portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined by management to be appropriate relative to losses. The allowance for loan losses is increased by charges to income (provisions) and decreased by charge-offs, net of recoveries.

Management's periodic evaluation of the appropriateness of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

Homogeneous loans are those that are considered to have common characteristics that provide for evaluation on an aggregate or pool basis. The Company considers the characteristics of single family residential first mortgage loans and installment loans to permit consideration of the appropriateness of the allowance for losses of each group of loans on a pool basis. The primary methodology used to determine the appropriateness of the allowance for losses includes segregating certain specific, poorly performing loans based on their performance characteristics from the pools of loans as to type and then applying a loss factor to the remaining pool balance based on several factors including classification of the loans as to grade, past loss experience, inherent risks, economic conditions in the primary market areas and other factors which usually are beyond the control of the Company. Those segregated specific loans are evaluated using the present value of future cash flows, usually determined by estimating the fair value of the loan's collateral reduced by any cost of selling and discounted at the loan's effective interest rate if the estimated time to receipt of monies is more than three months.

Non-homogeneous loans are those loans that can be included in a particular loan type, such as commercial loans and multi-family and commercial first mortgage loans, but which differ in other characteristics to the extent that valuation on a pool basis is not valid. After segregating specific, poorly performing loans and applying the methodology as noted in the preceding paragraph for such specific loans, the remaining loans are evaluated based on payment experience, known difficulties in the borrowers business or geographic area, loss experience, inherent risks and other factors usually beyond the control of the Company. These loans are then graded and a factor, based on experience, is applied to estimate the probable loss.

Estimates of the probability of loan losses involve an exercise of judgment. While it is possible that in the near term the Company may sustain losses which are substantial in relation to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of financial condition is appropriate considering the estimated probable losses in the portfolio.

Bank Premises and Equipment - Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation, which is provided over the estimated useful lives of the assets, is computed principally by the straight-line method for buildings and by accelerated methods for equipment for both financial statement and income tax reporting purposes.

Other Real Estate Owned - Real estate properties acquired through, or in lieu of, loan foreclosure, which are presented as a component of other assets, are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of real estate owned and changes in the valuation allowance are included in other expenses.

Securities Sold Under Repurchase Agreements - Securities sold under agreements to repurchase are generally due within three months. These agreements are carried at their contractual amounts.

Income Taxes - The Company files its income tax returns on a consolidated basis with the Bank. Deferred income taxes are accounted for by applying statutory tax rates in effect at the balance sheet dates to differences between the book bases and the tax bases of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in enacted tax laws or rates.

Recently Adopted Accounting Standards - In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. In addition, SFAS 130 requires the Company to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately in the stockholders' equity section of the statement of financial condition.

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information during 1998. The Company operates in only one segment as defined.

Also in 1998, the Company adopted Statement of Financial Accounting Standards No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106 ("SFAS 132"). The statement revises employers' disclosure about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pension and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when FASB Statements No. 87, 88, and 106 were issued.

Accounting Standards Issued but Not Yet Adopted - In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Management has not yet made a determination as to the effect, if any, the adoption of SFAS 133 will have on the Company's financial position or results of operations.

Earnings Per Share - Earnings per share of common stock has been computed on the basis of weighted-average shares of common stock outstanding.

Reclassifications - Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 presentation.



2.       CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank. Cash and due from banks in the consolidated statements of financial condition includes amounts so restricted of $800,000 and $400,000 at December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, cash and cash equivalents included interest-bearing demand deposits of approximately $8,000 and $538,000, respectively.

3.       INVESTMENT SECURITIES

The carrying value and estimated fair values of investment securities are as follows:



                                                                            1998
                                               ----------------------------------------------------------------
                                                                     Gross          Gross        Estimated
                                                   Amortized      Unrealized     Unrealized        Fair
                                                     Cost            Gains          Loses          Value
Securities available for sale:
     U. S. Government securities               $     749,314    $      2,248    $          --  $     751,562
     U. S. Government agency securities            6,469,225          68,398           (4,987)     6,532,636
     Mortgage-backed securities                   24,259,501          59,157         (229,106)    24,089,552
     State and municipal securities,
         Nontaxable                                4,376,215          52,429           (8,545)     4,420,099
                                               -------------    ------------    -------------- -------------
                                               $  35,854,255    $    182,232    $    (242,638) $  35,793,849
                                                ============     ===========     =============  ============
Securities held to maturity:
     State and municipal securities,
         nontaxable                            $  10,710,575    $    408,801    $     (24,543) $  11,094,833
     Mortgage-backed securities                   17,408,119          94,745         (157,317)    17,345,547
     Other securities                                900,843          13,556             (658)       913,741
                                               -------------    ------------    -------------- -------------
                                               $  29,019,537    $    517,102    $    (182,518) $  29,354,121
                                                ============     ===========     =============  ============


                                                                            1997
                                               -------------------------------------------------------------
                                                                     Gross          Gross        Estimated
                                                   Amortized      Unrealized     Unrealized        Fair
                                                     Cost            Gains          Loses          Value

Securities available for sale:
     U. S. Government securities               $   3,985,402    $      9,953    $      (3,636) $   3,991,719
     U. S. Government agency securities            9,348,612          30,083          (19,041)     9,359,654
     Mortgage-backed securities                   17,609,005          68,756          (93,773)    17,583,988
     Marketable equity securities                    750,023              --         (220,766)       529,257
     State and municipal securities,
         Nontaxable                                2,069,326          15,645           (3,362)     2,081,609
                                               -------------    ------------    -------------- -------------
                                               $  33,762,368    $    124,437    $    (340,578) $  33,546,227
                                                ============     ===========     =============  ============

Securities held to maturity:
     State and municipal securities,
         nontaxable                            $   6,513,511    $    330,272    $      (1,352) $   6,842,431
     State and municipal securities,
         taxable                                      46,959             117               --         47,076
     Mortgage-backed securities                   15,846,803         157,400          (77,331)    15,926,872
     Other securities                                459,372             625           (1,794)       458,203
                                               -------------    ------------    -------------- -------------
                                               $  22,866,645    $    488,414    $     (80,477) $  23,274,582
                                                ============     ===========     =============  ============


Investment securities with carrying values of $21,463,542 and $15,361,828 and estimated fair values of $21,421,594 and $15,423,060 at December 31, 1998 and 1997, respectively, were pledged as collateral for public and trust deposits.

The scheduled maturities of securities held to maturity and securities available for sale at December 31, 1998, were as follows:



                                               Securities                         Securities
                                            Held To Maturity                  Available For Sale
                                      Amortized           Fair           Amortized           Fair
                                        Cost              Value            Cost              Value

Due in one year or less          $      1,109,229    $   1,109,815     $   2,300,727    $   2,306,176
Due from one to five years              2,502,473        2,577,747         5,529,639        5,588,035
Due from five to ten years              6,613,366        6,864,449         2,186,835        2,228,830
Due after ten years                     1,386,350        1,456,563         1,577,553        1,581,256
Mortgage-backed securities             17,408,119       17,345,547        24,259,501       24,089,552
                                 ----------------    -------------     -------------    -------------

                                 $     29,019,537    $  29,354,121     $  35,854,255    $  35,793,849
                                  ===============     ============      ============     ============


Gross proceeds from sales of investments in debt securities totaled $746,285, $59,567 and $80,000 in 1998, 1997 and 1996 respectively. Gross proceeds from sales of investments in equity securities totaled $750,023 and $750,013, resulting in $215,129 and $122,311 of realized losses for 1998 and 1997, respectively. There we no gains or losses in 1996.


4.       LOANS

Loans consisted of the following at December 31:


                                                                                1998              1997

     Commercial, financial, and agricultural                           $    13,851,983    $     15,685,091
     Real estate:
       Single Family                                                        20,405,000          21,330,000
       Commercial                                                           19,889,000          20,417,000
       Construction                                                          2,550,000           2,503,000
     Installment                                                             9,356,000          10,509,000
                                                                       ---------------    ----------------
                                                                            66,051,983          70,444,091
     Less allowance for loan losses                                           (894,065)         (1,035,557)
                                                                       ----------------   -----------------
                                                                       $    65,157,918    $     69,408,534
                                                                        ==============     ===============


Most of the Company's business activity is with customers located within Union County, Arkansas. The Bank grants commercial, real estate mortgage, and consumer loans. The loan portfolio is diversified with no industry comprising greater than 10% of the total outstanding, except for real estate, which is generally dependent on the local economy. The local economy is significantly affected by the oil and gas and agriculture industries.

Certain of the Company's and Bank's directors and officers, and companies in which they have significant interests, are customers of and have transactions with the Bank in the ordinary course of business. In the opinion of management, all loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Total loans to officers, directors, and their related interests at December 31, 1998 and 1997, were $2,261,057 and $2,235,172, respectively.

There was no recorded investment in impaired loans at December 31, 1998 or 1997 nor during the years then ended.

A summary of the activity in the allowance for loan losses is as follows:


                                                                        Year Ended December 31
                                                     ------------------------------------------------------
                                                               1998            1997               1996

   BALANCE, BEGINNING OF YEAR                        $      1,035,557  $     1,135,739    $        955,601

     Provision charged to income                               80,000          180,000                  --
     Recoveries                                               264,359          182,360             254,339
     Loans charged-off                                       (485,851)        (462,542)            (74,201)
                                                     ----------------- ----------------   -----------------

   BALANCE, END OF YEAR                              $        894,065  $     1,035,557    $      1,135,739
                                                      ===============   ==============     ===============


5.       BANK PREMISES AND EQUIPMENT

Bank premises and equipment consisted of the following at December 31:


                                                                              1998                1997

     Land                                                              $       333,765    $        333,765
     Buildings and improvements                                              3,117,702           3,067,601
     Furniture and equipment                                                 2,451,224           1,986,869
                                                                       ---------------    ----------------
                                                                             5,902,691           5,388,235
     Accumulated depreciation                                               (3,339,620)         (3,062,522)
                                                                       ---------------    ----------------

                                                                       $     2,563,071    $      2,325,713
                                                                        ==============     ===============


6.       DEPOSITS

     Deposits consisted of the following at December 31:


                                                                             1998                 1997


     Noninterest-bearing demand                                        $    18,341,480    $     16,567,391
     NOW and money-market accounts                                          28,544,819          25,489,099
     Time deposits greater than$100,000                                     21,690,004          25,234,395
     Time deposits less than $100,000                                       43,445,206          43,379,488
     Savings                                                                12,228,089          11,412,830
                                                                       ---------------    ----------------
                                                                       $   124,249,598    $    122,083,203
                                                                        ==============     ===============


At December 31, 1998, the Bank had no brokered deposits and there are no major concentrations of deposits.

7.       NOTES PAYABLE

Notes payable at December 31, 1997, consisted of a note guaranteed by the Bank in the amount of $50,000 which is a debt of the Employee Stock Ownership Plan. The note bears interest at the rate of 7.875% and is collateralized by 5,000 shares of Company stock.



8.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are as follows:

                                                                               1998              1997

   Balance outstanding at December 31                                  $     6,935,331    $      3,235,306
   Average balance during the year                                           4,897,501           3,869,724
   Average interest rate during the year                                          4.16%               4.10%
   Maximum month-end balance during the year                                 6,935,331           4,833,900

   Investment securities underlying the agreements at year-end:
     Carrying value                                                          8,641,740           5,631,746
     Estimated market value                                                  8,617,344           5,687,694



9.       INCOME TAXES

The consolidated provision for income taxes consisted of the following:



                                                          1998                1997               1996

   Currently payable                               $       674,293     $       910,247    $        882,960
   Deferred expense (benefit)                               63,000              39,505            (140,627)
                                                   ---------------     ---------------    ----------------
                                                   $       737,293     $       949,752    $        742,333
                                                    ==============      ==============     ===============



The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1998, 1997 and 1996 as indicated in the following analysis:



                                                           1998               1997              1996

   Taxes at the statutory rate                     $       810,932     $       902,148    $        804,020
   Increase (decrease) resulting from:
     State income taxes, net                                62,836              60,648                  --
     Effect of tax-exempt income                          (188,089)           (126,105)            (89,663)
     Interest and other nondeductible expenses              29,146              23,541              17,564
     Other, net                                             22,468              89,520              10,412
                                                   ---------------     ---------------    ----------------
                                                   $       737,293     $       949,752    $        742,333
                                                    ==============      ==============     ===============

The components of the net deferred income tax liability are as follows:



                                                                               1998              1997

   Deferred tax assets:
     Net unrealized depreciation of securities available for sale      $        23,134    $         82,782
     Allowance for loan losses                                                  16,209
     Other real estate                                                         130,129             127,073
     Deferred compensation                                                     183,827             186,750
                                                                       ---------------    ----------------
         Total deferred tax assets                                             353,299             396,605
                                                                       ---------------    ----------------

   Deferred tax liabilities:
     Allowance for loan losses                                                                      14,431
     Pension liability                                                         269,275             235,651
     Other, net                                                                297,577             237,429
                                                                       ---------------    ----------------
         Total deferred tax liabilities                                        566,852             487,511
                                                                       ---------------    ----------------
         Net deferred tax liability                                    $      (213,553)   $        (90,906)
                                                                        ===============    ================



10.  OTHER COMPREHENSIVE INCOME


                                                                Year Ended December 31, 1998
                                                                               Tax
                                                        Before-Tax          (Expense)        Net-of-Tax
                                                          Amount             Benefit           Amount

   Unrealized losses on securities:
     Unrealized holding gains (losses) arising
       during period                               $       (59,395)    $        22,748    $        (36,647)
     Add:  reclassification adjustment for losses
        Realized in net income                             215,129             (82,394)            132,735
                                                   ---------------     ----------------   ----------------

           Other comprehensive income              $       155,734     $       (59,646)   $         96,088
                                                    ==============      ===============    ===============






                                                                Year Ended December 31, 1997
                                                                               Tax
                                                        Before-Tax          (Expense)        Net-of-Tax
                                                          Amount             Benefit           Amount

   Unrealized losses on securities:
     Unrealized holding gains (losses) arising
       during period                               $         1,543     $          (591)   $            952
     Add:  reclassification adjustment for losses
        Realized in net income                             122,311             (46,845)             75,466
                                                   ---------------     ----------------   ----------------

           Other comprehensive income              $       123,854     $       (47,436)   $         76,418
                                                    ==============      ===============    ===============





                                                                Year Ended December 31, 1996
                                                                               Tax
                                                        Before-Tax          (Expense)        Net-of-Tax
                                                          Amount             Benefit           Amount

   Unrealized losses on securities:
     Unrealized holding gains (losses) arising
       during period                               $      (263,376)    $       100,873    $       (162,503)
                                                    ---------------     --------------     ----------------

           Other comprehensive income              $      (263,376)    $       100,873    $       (162,503)
                                                    ===============     ==============     ================

11.      EMPLOYEE BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan (the "Plan") for the benefit of all full-time employees who have completed one year of service. Benefits are based on years of service and the employee's final average monthly compensation, as defined. The Company's funding policy is to contribute annually at least the minimum amount necessary to retain the Plan's qualified status under applicable provisions of the Internal Revenue Code (the "Code").
Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. For 1998, 1997 and 1996 no contributions were permitted due to full funding limitations of the Code.


                                                                1998              1997             1996

Change in benefit obligation
   Benefit obligation at beginning of year                  $   3,468,712    $   3,273,545     $   3,156,640
   Service cost                                                    90,020           96,022            84,327
   Interest cost                                                  233,251          228,076           215,176
   Actuarial (gain)/loss                                           88,334           81,648           (32,051)
   Benefits paid                                                 (228,431)        (198,994)         (150,547)
   Expenses paid                                                  (13,244)         (11,585)               --
                                                            --------------   --------------    -------------

   Benefit obligation at end of year                        $   3,638,642    $   3,468,712     $   3,273,545
                                                             ============     ============      ============

Change in plan assets
   Fair value of plan assets at end of prior year           $   3,820,285    $   3,456,383     $   3,187,651
   Actual return                                                  471,521          574,481           419,279
   Benefits paid                                                 (228,431)        (198,994)         (150,547)
   Expenses paid                                                  (13,244)         (11,585)               --
                                                            --------------   --------------    -------------

   Fair value of plan assets of end of year                 $   4,050,131    $   3,820,285     $   3,456,383
                                                             ============     ============      ============

   Funded status                                            $     411,489    $     351,573     $     182,838
   Unrecognized net actuarial loss                                297,126          328,242           528,892
   Unrecognized prior service cost                                     --              103               205
   Unrecognized net transition obligation/ (asset)                     --          (64,641)         (129,283)
                                                            -------------    --------------    --------------

   Prepaid benefit cost                                     $     708,615    $     615,277     $     582,652
                                                             ============     ============      ============

Components of net periodic benefit income
   Service cost                                             $      90,020    $      96,022     $      84,327
   Interest cost                                                  233,251          228,076           215,176
   Expected return on plan assets                                (352,071)        (317,673)         (291,656)
   Transition (asset)/obligation recognition                      (64,641)         (64,642)          (64,642)
   Prior service costs amortization                                   102              102               102
   Net (gain)/loss recognition                                         --           25,490            40,430
                                                            -------------    -------------     -------------

   Net periodic benefit cost/(income)                       $     (93,339)   $     (32,625)    $     (16,263)
                                                             =============    =============     =============


Weighted-average assumptions as of December 31 are as follows:



                                                                   1998              1997              1996

   Discount rate                                                  6.75%              7.00%             7.00%
   Expected return on plan assets                                 9.50               9.50              9.50
   Rate of compensation increase                                  4.50               4.50              4.50



The Company also has an Employee Stock Ownership Plan. To qualify for participation in the Plan, an employee must have completed one year of service, worked a minimum of 1,000 hours, and attained the age of 21. Benefits are fully vested upon completion of seven years of service. The amount of the employer contribution is at the discretion of the board of directors, limited by the maximum deduction allowable for income tax purposes. Contributions to this Plan for each of the three years ended in the period ended December 31, 1998 were approximately $80,000.


12.   COMMITMENTS AND CONTINGENCIES AND INTEREST RATE RISK

In the normal course of business there are various commitments outstanding and contingent liabilities, such as guarantees and commitments to extend credit, including standby letters of credit to assure performance or to support debt obligations, which are not reflected in the accompanying consolidated financial statements. These arrangements have credit risk essentially the same as that involved in extending loans to customers.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 1998, are as follows:



     Commitments to extend credit                              $   8,641,311
     Standby letters of credit                                       557,750


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of these standby letters of credit are generally less than five years.

The Company's asset base is exposed to risk including the risk resulting from changes in interest rates and changes in the timing of cash flows. The Company monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Company's management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets to maturity.

In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company.

13.      REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the
Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to adjusted assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998 and 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.




                                                                                           Required To Be Categorized
                                                                           Required         as Well Capitalized Under
                                                                          For Capital            Prompt Corrective
                                                      Actual            Adequacy Purposes        Action Provisions
                                                 ----------------       -----------------  --------------------------
                                                 Amount     Ratio         Amount    Ratio         Amount    Ratio

As of December 31, 1998:
   Tier 1 Capital
     (to Adjusted Total Assets)
     NBC Bank Corp.                       $     13,350,254  9.11%    $   5,859,689  4.00%           N/A
     NBC Bank                             $     13,271,826  9.06%    $   5,861,329  4.00%   $ 7,326,662   5.00%

   Total Capital
     (to Risk-Weighted Assets)
     NBC Bank Corp.                       $     14,244,639  18.97%   $   6,169,579  8.00%           N/A
     NBC Bank                             $     14,165,890  18.36%   $   6,172,885  8.00%   $ 7,716,106  10.00%

   Tier 1 Capital
     (to Risk-Weighted Assets)
     NBC Bank  Corp.                      $     13,350,254  17.31%   $   3,084,789  4.00%           N/A
     NBC Bank                             $     13,271,826  17.20%   $   3,086,442  4.00%   $ 4,629,664   6.00%

As of December 31, 1997:
   Tier 1 Capital
     (to Adjusted Total Assets)
     NBC Bank Corp.                       $     12,687,538   9.01%   $   5,631,288  4.00%           N/A
     NBC Bank                             $     12,562,588   8.92%   $   5,631,288  4.00%   $ 7,039,110   5.00%
   Total Capital
     (to Risk-Weighted Assets)
     NBC Bank Corp.                       $     13,723,095  18.10%   $   6,066,623  8.00%           N/A
NBC Bank                                  $     13,598,144  17.93%   $   6,065,911  8.00%   $ 7,582,389  10.00%
   Tier 1 Capital
     (to Risk-Weighted Assets)
     NBC Bank  Corp.                      $     12,687,538  16.73%   $   3,033,312  4.00%           N/A
     NBC Bank                             $     12,562,588  16.57%   $   3,032,956  4.00%   $ 4,549,433   6.00%


14.      FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying amounts and estimated fair values of financial instruments at December 31, 1998 and 1997, were as follows:



                                                    1998                           1997
                                        ------------------------------ --------------------------------
                                                            Estimated                       Estimated
                                            Carrying          Fair          Carrying          Fair
                                             Amount           Value          Amount           Value

   Assets:
     Cash and due from banks            $   6,518,366  $    6,518,366  $   5,434,733  $   5,434,733
     Federal funds sold                     2,925,000       2,925,000      3,605,000      3,605,000
     Investment securities:
       Available for sale                  35,793,849      35,793,849     33,546,227     33,546,227
       Held to maturity                    29,019,537      29,354,121     22,866,645     23,274,582
     Federal Reserve Bank stock               117,600         117,600        117,600        117,600
     Federal Home Loan Bank stock             570,400         570,400        545,800        545,800
     Loans                                 65,157,918      67,848,049     69,408,534     67,109,110
     Accrued interest receivable            1,134,938       1,134,938      1,111,628      1,111,628

   Liabilities:
     Demand deposits                       59,114,388      59,114,388     53,469,320     53,469,320
     Time deposits                         65,135,210      71,834,136     68,613,883     70,325,972
     Securities sold under agreements
       to repurchase                        6,935,331       6,935,331      3,235,306      3,235,306
     Notes payable                                 --              --         50,000         50,000
     Accrued interest payable                 308,351         308,351        348,170        348,170
     Commitments                                   --              --             --             --


Cash and Cash Equivalents and Federal Funds Sold - For cash and cash equivalents and interest bearing deposits, the carrying amount is a reasonable estimate of fair value as amounts are readily redeemable.

Investment Securities - For investment securities, fair values are based on quoted market prices or dealer quotes. Federal Home Loan Bank and Federal Reserve Bank stock are valued at par value, the redemption value.

Loans - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities and anticipated prepayment speeds.

Accrued Interest Receivable and Payable - For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value.

Demand Deposits and Time Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis considering the rates currently offered for deposits of similar remaining maturities.

Notes Payable and Securities Sold Under Agreements to Repurchase - Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments To Extend Credit and Standby Letters of Credit - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties.For fixed-rate loan commitments, fair value also considers the difference, if any, between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value estimate at December 31, 1998, revealed no material differences between the committed or guaranteed amounts and the fair value of such items.


15.      SUBSEQUENT EVENT

On March 22, 1999, the Board of Directors of NBC Bank Corp. approved the sale of the Company to Simmons First National Corporation ("SFNC") of Pine Bluff. Under the terms of the Agreement and Plan of Merger, the Company will receive 785,000 shares of SFNC stock for all outstanding shares of the Company.

16.      PARENT COMPANY ONLY FINANCIAL INFORMATION

The following is the parent company only condensed statement of financial condition as of December 31, 1998, and condensed statement of income and cash flow for the year then ended:


CONDENSED STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 1998 and 1997

                                                                     1998              1997

ASSETS

Cash and cash equivalents                                     $        46,544     $        53,662
Investment in subsidiary bank                                      13,271,825          12,649,994
Dividends receivable from subsidiary bank                             745,378             745,378
Other assets                                                            2,716               4,039
Equipment                                                               1,912               3,292
Advance due from bank subsidiary                                       35,995              35,289
                                                              ---------------     ---------------

TOTAL ASSETS                                                  $    14,104,370     $    13,491,654
                                                               ==============      ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES -
   Notes payable                                              $            --     $        50,000
   Dividends payable                                                  754,116             754,116
                                                              ---------------     ---------------

TOTAL LIABILITIES                                             $       754,116     $       804,116
                                                               --------------      --------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock                                                       210,000             210,000
   Additional paid-in capital                                       3,883,013           3,883,013
   Unrealized loss on securities available for sale, net of tax       (37,272)           (133,360)
   Retained earnings                                               10,121,728           9,555,100
                                                              ---------------     ---------------
                                                                   14,177,469          13,514,753
   Less treasury stock, at cost                                      (827,215)           (827,215)
                                                              ----------------    ----------------

       Total stockholders' equity                                  13,350,254          12,687,538
                                                              ---------------     ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $    14,104,370     $    13,491,654
                                                               ==============      ==============



CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1998 and 1997



                                                                    1998               1997                1996

   Dividends from bank subsidiary                             $   1,123,208       $   1,092,364      $      776,222
   Other income                                                         154             150,372                  --
                                                              -------------       -------------      --------------
       Total income                                               1,123,362           1,242,736             776,222
   Other expenses                                                     2,011             142,966              22,548
                                                              -------------       -------------      --------------
   Income before equity in undistributed earnings of
     subsidiaries and benefit for income taxes                    1,121,351           1,099,770             753,674

   Equity in undistributed earnings of subsidiaries                 525,743             603,605             861,091
   Benefit for income taxes                                             707                 248               7,667
                                                              -------------       -------------      --------------
   NET INCOME                                                 $   1,647,801       $   1,703,623      $    1,622,432
                                                               ============        ============       =============


CONDENSED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1998 and 1997

                                                                    1998                1997               1996
OPERATING ACTIVITIES:
   Net income                                                 $   1,647,801       $   1,703,623      $    1,622,432
   Adjustments to reconcile net income to net cash provided
     by operating activities:
     Equity in undistributed earnings of subsidiaries              (525,743)           (603,605)           (861,091)
     Depreciation                                                     1,377               1,147                  --
     Change in dividends receivable  from
       bank subsidiary                                                   --            (367,548)            210,321
     Change in other assets                                           1,326              24,939                  --
     Change in accrued interest payable and other liabilities            --             (13,968)            202,004
     Change in advance from subsidiary                                 (706)             36,124              (7,667)
                                                              --------------      -------------      ---------------

       Net cash provided by operating activities                  1,124,055             780,712           1,165,999
                                                              -------------       -------------      --------------

FINANCING ACTIVITIES -
   Repayment of notes payable                                            --                  --             590,525
   Dividends paid                                                (1,131,173)           (754,116)            565,587
                                                              --------------      --------------     --------------

       Net cash used in financing activities                     (1,131,173)           (754,116)          1,156,112
                                                              --------------      --------------     --------------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                              (7,118)             26,596               9,887

CASH AND CASH EQUIVALENTS:
   Beginning of year                                                 53,662              27,066              17,179
                                                              -------------       -------------      --------------

   End of year                                                $      46,544       $      53,662      $       27,066
                                                               ============        ============       =============

                                     ANNEX I

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made as of the 22nd day of March, 1999, by and among Simmons First National Corporation, an Arkansas corporation ("SFNC") and NBC Bank Corp., an Arkansas corporation ("NBCBC").

                                    ARTICLE I
                                    RECITALS

     Section 1.01 SFNC. SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of the date hereof, SFNC has 30,000,000 authorized shares of Class A common stock, par value $1.00 per share ("SFNC Stock"), of which 6,209,318 were outstanding as of December 31, 1998. No shares of the other classes of SFNC's authorized capital stock are outstanding.

     Section 1.02 SFNB. SFNB has been duly incorporated and is a validly existing banking association in good standing under the laws of the United States of America, with its principal executive offices located in Pine Bluff, Arkansas.

     Section 1.03 NBCBC. NBCBC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in El Dorado, Arkansas. NBCBC is registered as a bank holding company with the FRB under the BHC Act. As of the date hereof, NBCBC has 300,000 authorized shares of common stock, par value $1.00 per share ("NBCBC Stock"), of which 188,529 shares are outstanding as of December 31, 1998. No other class of capital stock being authorized.

     Section 1.04 NBC. National Bank of Commerce ("NBC") has been duly incorporated and is a validly existing banking association in good standing under the laws of the United States of America, with its principal executive offices located in El Dorado, Arkansas. As of the date hereof, NBC has 300,000 authorized shares of common stock, par value $5.00 per share ("NBC Stock"), of which 257,027 shares are outstanding as of December 31, 1998, no other class of capital stock being authorized. All of the outstanding shares of NBC stock are owned by NBCBC.

     Section 1.05 Compensatory Stock Options. SFNC has reserved 297,000 shares of SFNC Stock ("Option Stock") for issuance pursuant to the terms of the stock option and bonus share grants under the Simmons First National Corporation Incentive and Non-qualified Stock Option Plan and the Simmons First National Corporation Executive Stock Incentive Plan (collectively "Option Plans"), of which options for 230,350 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

     Section 1.06 Rights; Voting Debt. Except for (i) the Option Plans, and (ii) the transactions contemplated under this Agreement, neither SFNC nor NBCBC has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"). Neither NBCBC nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("Voting Debt").

     Section 1.07 Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to NBCBC, be deemed to be with respect to NBCBC and its wholly owned subsidiary, NBC, taken as a whole and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

     Section 1.08 Merger. The Board of Directors of SFNC and the Board of Directors of NBCBC have each determined that it is desirable and in the best interests of the corporation and its shareholders that NBCBC merge with and into SFNC ("Merger") on the terms and subject to the conditions set forth in this Agreement.

     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and NBCBC adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE II
                                     MERGER

     Section 2.01 Merger. On the Effective Date, as defined in Section 8.01, NBCBC will merge with and into SFNC, with SFNC being the surviving corporation ("Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act ("ABCA"). At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by NBCBC; and SFNC shall be responsible for all of the liabilities and obligations of NBCBC in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or NBCBC.

     Section 2.02 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of SFNC, NBCBC or the holders of any of the following securities:

         (a) Each share of NBCBC Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.05) shall be converted into shares of SFNC Stock pursuant to the Exchange Ratio. The Exchange Ratio shall equal 785,000 divided by the number of shares of NBCBC outstanding on the Effective Date; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of SFNC Stock shall have been changed into a different number of shares or a different class, by reason of any stock issuance, stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No adjustment of the Exchange Ratio shall occur by reason of issuance of any Option Shares under the Option Plans or any other merger transaction. At the Effective Time, all such shares of NBCBC Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.03(b)). The holders of such certificates previously evidencing such shares of NBCBC Stock; outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of NBCBC Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of NBCBC Stock shall be exchanged for certificates evidencing whole shares of SFNC Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.03, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(b).

         (b) (1) No certificates or scrip evidencing fractional shares of SFNC Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SFNC. In lieu of any such fractional shares, each holder of NBCBC Stock upon surrender of a Certificate for exchange pursuant to
Section 2.03 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (a) the SFNC Average Stock Price by (b) the fractional interest to which such holder would otherwise be entitled, after taking into account all shares of NBCBC Stock then held of record by such holder.

             (2) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of NBCBC Stock with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders of NBCBC Stock subject to and in accordance with the terms of
Section 2.03(c).

         (c) The SFNC Average Stock Price shall be the average (arithmetic mean) of the closing price per share of SFNC Stock reported by the NASDAQ during the period of ten (10) trading days on which one or more trades actually occurs, which ends immediately prior to the fifth trading day preceding the Effective Date.

         (d) Each share of NBCBC Stock held in the treasury of NBCBC and each share of NBCBC Stock owned by any direct or indirect wholly owned subsidiary of NBCBC immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

         (e) At the Closing, NBCBC shall certify to SFNC the number of shares of NBCBC Stock then outstanding and SFNC shall compute the Exchange Ratio for the transaction.

     Section 2.03 Exchange of Certificates. (a) Promptly after consummation of the Merger, SFNC shall deposit, or shall cause to be deposited, with SFNB ("Transfer Agent"), for the benefit of the holders of shares of NBCBC Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing such 785,000 shares of SFNC Stock and (ii) cash in the amount of $8,000.00 ("Fractional Share Fund"). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of NBCBC Stock with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders of NBCBC Stock subject to and in accordance with the terms of Section 2.03(c). In the event the initial sum deposited into the fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

         (b) Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of NBCBC Stock (other than Dissenting Shares) ("Certificates"), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock. Upon surrender of a Certificate for cancellation to the Transfer Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of NBCBC Stock formerly evidenced by such Certificate in accordance with Section
2.02 and (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02(b), and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c), (the shares of SFNC Stock, dividends, distributions and cash described in clauses
(A), (B), and (C) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of NBCBC Stock which is not registered in the transfer records of NBCBC, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of NBCBC Stock is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

         (c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of SFNC Stock issued in exchange therefor, without interest, (1) promptly, the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.03(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Merger Consideration.

         (d) All shares of SFNC Stock issued and cash paid in lieu of fractional shares of NBCBC Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of NBCBC Stock.

         (e) Any portion of the Fractional Share Fund which remains undistributed to the holders of NBCBC Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of NBCBC Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

         (f) SFNC shall not be liable to any holder of shares of NBCBC Stock for any such shares of SFNC Stock, cash in lieu of fractional shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NBCBC Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of NBCBC Stock in respect of which such deduction and withholding was made by SFNC.

     Section 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of NBCBC shall be closed and there shall be no further registration of transfers of shares of NBCBC Stock thereafter on the records of NBCBC. On or after the Effective Time, any certificates presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

     Section 2.05 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of NBCBC Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 10 of the Arkansas Business Corporation Act (A.C.A. 4-27-1301 et seq.) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair value of such shares of NBCBC Stock held by them in accordance with such provisions of such statute, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of NBCBC Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of NBCBC Stock, upon surrender, in the manner provided in Section 2.03, of the certificate or certificates that formerly evidenced such shares of NBCBC Stock.

     Section 2.06 Lost NBCBC Stock Certificates. In the event any Certificate for NBCBC Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

     Section 2.07 Options and Rights. There are no options or rights granted by NBCBC to purchase shares of NBCBC Stock, which are outstanding and unexercised and there are no outstanding securities issued by NBCBC, or any other party, convertible into NBCBC Stock.

                                   ARTICLE III
                             ACTIONS PENDING MERGER

     Section 3.01 Required Actions Pending Merger. NBCBC hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, NBCBC will and will cause each of its subsidiaries to:

         (a) upon the direction of SFNC, give all required notices, make all necessary amendments (including an amendment to terminate the accrual of benefits and allocate surplus or excess funds as it may determine) and cause its Board of Directors to adopt a resolution terminating the Retirement Plan for Employees of National Bank of Commerce of El Dorado contingent upon the consummation of the Merger Transaction to be effective on or before the Effective Date and, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan and take all reasonable steps to discontinue the accrual of additional benefits under the plan after the Effective Date and to preclude SFNC from having any liability under the plan;

         (b) upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt a resolution merging the National Bank of Commerce of El Dorado Employees Stock Ownership Plan with and into the Simmons First National Corporation Employee Stock Ownership Plan contingent upon the consummation of the Merger Transaction to be effective on or immediately following the Effective Date, and upon terms which at least maintain and protect the accrued rights and participation of all NBC employees (including rights to any unallocated funds or shares) as of the Effective Date, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan and take all reasonable steps to preclude SFNC from having any liability to or under the plan, other than liabilities which arise from its actions related to the merger of the National Bank of Commerce of El Dorado Employees Stock Ownership Plan with and into the Simmons First National Corporation Employee Stock Ownership Plan;

         (c)  use   reasonable   efforts  to  preserve   intact  their  business
organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with NBCBC's existing employment procedures;

         (d) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

         (e) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

         (f) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business;

         (g) give SFNC notice of all board of directors meetings of NBCBC and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting provided however such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that NBCBC's legal counsel advises the directors that permitting SFNC's presence would constitute a breach of their fiduciary duties, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings; and

     Section 3.02 Prohibited Actions Pending Merger. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, NBCBC shall not do, and NBCBC will cause each of its subsidiaries not to do, without the prior written consent of SFNC which consent shall not be unreasonably withheld, any of the following:

         (a) make, declare or pay any dividend on NBCBC Stock, other than dividends consistent with historic practices or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of NBCBC's capital stock or the capital stock of any subsidiary, or any options, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

         (b) hire any additional staff, except for personnel hired at an hourly rate to fill vacancies or for seasonal part time staff in accordance with past practices;

         (c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans, including the NBC Incentive Compensation Plan;

         (d) except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

         (e) except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

         (f) except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to NBCBC on a consolidated basis;

         (g)  acquire  any  investment   securities  other  than  U.S.  Treasury
Securities, Arkansas municipal securities, U.S. Agency securities which are traditional fixed rate debt securities, and floating rate mortgage-backed securities and shall not include any SBA pools, mutual funds or derivative securities that would be considered high-risk;

         (h) except in their fiduciary capacities, purchase any shares of SFNC Stock;

         (i) change any method of accounting in effect at December 31, 1998, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except as may be required by law or generally accepted accounting principles;

        (j) knowingly  take any action which would or is  reasonably  likely to
(1) adversely affect the ability of either of SFNC or NBCBC to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (2) adversely affect NBCBC's ability to perform its covenants and agreements under this Agreement; or (3) result in any of the conditions to the Merger set forth herein not being satisfied;

         (k) make any single new loan or series of loans, not in accordance with existing loan policies, to one borrower or a related group of borrowers in an aggregate amount greater than $150,000.00;

         (l) sell or dispose of any real estate or other assets having a value in excess of $75,000.00, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to NBCBC or its subsidiaries;

         (m) knowingly take any action which would in the opinion of Baird, Kurtz & Dobson, preclude the Merger from qualifying for the pooling of interest method of accounting; or

         (n) directly or indirectly agree to take any of the foregoing actions.

         Section 3.03 Conduct of NBCBC to Date. Except as contemplated by this Agreement or as disclosed on Schedule 3.03, from and after December 31, 1998 through the date of this Agreement:

         (a) NBCBC and NBC have carried on their respective businesses in the ordinary and usual course consistent with past practices,

         (b) neither NBCBC nor NBC have issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of NBCBC or NBC,

         (c) NBCBC has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock (other than dividends declared and paid in accordance with past practices),

         (d) neither NBCBC nor NBC have incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,

         (e) neither NBCBC nor NBC has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

         (f) neither NBCBC nor NBC has, since December 31, 1998, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

         (g) except as disclosed to SFNC in the Disclosure Letter, neither NBCBC nor NBC increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

         (h) neither NBCBC nor NBC has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

         (i) except as disclosed to SFNC in the Disclosure Letter, neither NBCBC nor NBC has canceled or compromised any debt to an extent exceeding $50,000.00 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000.00 asserted by NBCBC or any of its subsidiaries,

         (j) neither NBCBC nor NBC has entered into any transaction, contract, or commitment outside the ordinary course of its business,

         (k) neither NBCBC nor NBC has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

         (l) there has not been any change in the method of accounting or accounting practices of NBCBC or any of its subsidiaries, and

         (m) NBCBC and NBC have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     Section 4.01 Representations and Warranties. Except as disclosed in the Disclosure Letter, SFNC and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to NBCBC, and NBCBC and NBC, to the extent applicable to NBC, represent and warrant to SFNC, that:

         (a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

         (b) All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

         (c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect, as hereinafter defined, where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

         (d) the shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

         (e) The Board of Directors of each SFNC and NBCBC have, by all appropriate action, approved this Agreement and the Merger. Subject, in the case of NBCBC, to the receipt of approval of its shareholders and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby
("Material Adverse Effect"), or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of NBCBC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

         (g) In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 1997, nor any other document filed subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 1996, 1997 and 1998, (collectively, the "SFNC Reports"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

         (h) In the case of NBCBC, its balance sheet for the fiscal year ended December 31, 1997, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 1997 and 1998, and in the case of NBC, its Statements of Condition filed with the state and federal bank agencies during 1997 and 1998 and its unaudited monthly financial reports prepared subsequent to March 31, 1998 (collectively, the "NBCBC Reports"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in the NBCBC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the NBCBC Reports, including any related notes and schedules, fairly presents the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the NBCBC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in its NBCBC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of NBC. In the case of NBCBC and its subsidiaries, the unaudited monthly financial reports prepared subsequent to March 31, 1998 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, subject to normal year-end adjustments that are not material in amount or effect.

         (i) Since December 31, 1997, in the case of SFNC and NBCBC, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or NBCBC and its subsidiaries, taken as a whole.

         (j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

         (k) (1) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

         (l) Except for this Agreement, and arrangements made in the ordinary course of business, neither NBCBC nor NBC is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

         (m) All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an "accumulated funding deficiency", as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a "reportable event", as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a "multiemployer plan", as defined in Section

3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

         (n) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of NBCBC substantially all of the buildings and equipment in regular use by NBCBC and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and
(c).
         (p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

         (q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

         (r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

         (s) Except for the employment of Brown Burke Capital Partners, neither NBCBC nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

         (t) The  information  to be  supplied  by it for  inclusion  in (1) the
Registration  Statement  on  Form  S-4  and/or  such  other  form(s)  as  may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by SFNC for the purpose of, among other things, registering or obtaining an exemption from registration for, the SFNC Stock to be issued to the shareholders of NBCBC in the Merger ("Registration Statement"), or (2) the proxy statement to be distributed in connection with NBCBC's meeting of its shareholders to vote upon this Agreement, as amended or supplemented from time to time ("Proxy Statement"), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, ("Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (u) For purposes of this section, the following terms shall have the indicated meaning:

                  "Environmental Law" means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement
         with  any  governmental   entity  relating  to  (1)  the
         protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (2) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by SFNC or NBCBC or any of their subsidiaries.

                  (1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

                  (2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

                  (3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect. (v) NBCBC does not and is not required to file reports pursuant to the Exchange Act.

         (w) It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices.

         (x) neither SFNC nor any of its subsidiaries know of any fact, event, circumstance or occurrence concerning SFNC or any of its subsidiaries which it reasonably believes would, in the opinion of Baird, Kurtz & Dobson, preclude the Merger from qualifying for the pooling of interest method of accounting.

     Section 4.02 Representations and Warranties of NBCBC. Except as disclosed in writing in the Disclosure Letter, NBCBC and NBC, to the extent applicable to NBC, to the best of their knowledge, represent and warrant to SFNC, that none of NBCBC's executive management, consisting of John Dews, President and Chief Executive Officer, and Melissa Jerry, Chief Financial Officer, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of NBCBC or any of its subsidiaries, with respect to loans to borrowers which are payable to NBCBC or any of its subsidiaries either directly or as a participant and, to the best knowledge of it and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a material adverse effect on the business, operations or financial condition of any of NBCBC or NBC:

         (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

         (b) The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

         (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by NBCBC or NBC to secure each loan;

         (d) NBCBC or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

         (e) NBCBC or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

         (f) Each lien or security interest of NBCBC or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by NBCBC or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

         (g) NBCBC and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

         (h) All guaranties granted to NBCBC or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law;

         (i) With respect to any loans in which NBCBC or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

         (j) NBCBC and NBC have adopted and tested a compliance plan for Year 2000 computer hardware and software issues, are proceeding with implementation of such plan so as to timely comply with such plan and NBC has disclosed to SFNC the results of its most recent Year 2000 examination from its respective federal regulators.

                                    ARTICLE V
                                    COVENANTS

     Section 5.01 Covenants. SFNC hereby covenants with and to NBCBC, and NBCBC hereby covenants with and to SFNC, that:

         (a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

         (b) In the case of NBCBC, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and "Blue Sky" permits which are covered by Section 5.01(e)); and (4) cooperate and consult with SFNC with respect to each of the foregoing matters;

         (c) SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective. NBCBC and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

         (d) SFNC will advise NBCBC, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (e) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

         (f) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

         (g) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates, (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof, from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

         (h) (1) Upon reasonable notice, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1997, and (b) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (h) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto;(2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/ Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, NBCBC or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (h) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (h) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof,

         (i) It shall notify the other party hereto as promptly as practicable of (1) any material breach of any of its warranties, representations or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect.

         (j) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, and to any other regulatory agencies as required by law,

         (k) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

         (l) Prior to the Effective Date and contingent on the consummation of the Merger Transaction, NBCBC shall, consistent with generally accepted accounting principles, cause NBC to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by NBCBC pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by NBCBC or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

         (m) From and after the Effective Date, SFNC shall cause its subsidiaries, including NBC, to offer to all persons who were employees of NBCBC or NBC (as reflected in the payroll records of such institutions) immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of NBC immediately following the Effective Date, the right to participate in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC's prior administration of such plans and policies,
(1) prior service of employees of NBCBC and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (2) any waiting periods or exclusions pre-existing conditions shall be waived;

         (n) In the case of NBCBC, immediately following the Effective Date, it shall pay to Brown Burke Capital Partners all amounts owing to it pursuant to that certain letter agreement, dated November 11, 1998, between Brown Burke Capital Partners and NBCBC; and

         (o) In the case of SFNC, neither it nor any of its subsidiaries will take any action which, in the opinion of Baird, Kurtz & Dobson, would preclude the Merger from qualifying for the pooling of interest method of accounting.


                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

     Section 6.01 Mutual Conditions. The respective obligations of SFNC and NBCBC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of NBCBC in accordance with applicable law;

         (b) The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the expiration of any statutory waiting periods;

         (c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the United States Treasury, Office of the Comptroller of the Currency and state banking authorities, which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or NBCBC would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (d) The receipt from Baird, Kurtz & Dobson of its opinion that the Merger upon consummation may properly be accounted for under the pooling of interest method pursuant to Generally Accepted Accounting Principles and the accounting rules of the Securities Exchange Commission;

         (e) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

         (f) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

         (g) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; and

         (h) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective.

         (i) NBCBC shall cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to SFNC as soon as practicable after the date hereof, but in no event after the date of the NBCBC shareholders meeting called to approve the Merger, a letter agreement satisfactory to SFNC providing, among other matters, that such person will not sell, pledge (other than the continuation of existing pledges), transfer or otherwise dispose of any shares of NBCBC Stock held by such "affiliate" or the shares of SFNC Stock to be received by such "affiliate" in the Merger in the case of shares of

SFNC Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and upon terms and conditions which will not adversely affect the qualification of the Merger for the pooling of interest method of accounting.

     Section 6.02 Additional Conditions for SFNC. The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (a) SFNC shall have received an opinion, dated the Effective Date, of NBCBC's counsel in the form and to the effect customarily received in transactions of this type;

         (b) Each of the representations, warranties and covenants herein of NBCBC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Treasurer of NBCBC, dated the Effective Date, to such effect;

         (c) Phase I environmental audits of all real property owned by NBCBC or any of its subsidiaries shall have been conducted at SFNC's expense and shall, to SFNC's satisfaction, reflect no material problems under Environmental Laws;

         (d) SFNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

         (e) No litigation or proceeding is pending which (1) has been brought against SFNC or NBCBC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on NBCBC or SFNC;

     Section 6.03 Additional Conditions for NBCBC. The obligation of NBCBC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (a) NBCBC shall have received an opinion,  dated the Effective Date, of
SFNC's  counsel  in  the  form  and  to  the  effect  customarily   received  in
transactions of this type;

         (b) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and NBCBC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

         (c) No litigation or proceeding is pending which (1) has been brought against SFNC or NBCBC or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of NBCBC is likely to have a Material Adverse Effect on NBCBC or SFNC;

         (d) NBCBC shall have received the written opinion of Brown Burke Capital Partners, LLC, or such other advisor selected by NBCBC and approved by SFNC, to the effect that the Merger Consideration to be paid to the holders of the shares of NBCBC Stock pursuant to this Agreement is fair to the holders of the NBCBC Stock which opinion shall be re-affirmed not more than five (5) days prior to the Effective Date;

         (e) Williams & Anderson, LLP shall have delivered its opinion to SFNC and NBCBC, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly:(1) no gain or loss will be recognized by the shareholders of NBCBC who exchange their shares of NBCBC Stock for shares of SFNC Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in SFNC Stock); (2) the tax basis of the shares of SFNC Stock received by shareholders who exchange their shares of NBCBC Stock for shares of SFNC Stock in the Merger will be the same as the tax basis of the shares of NBCBC Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);
(3) the holding period of the shares of SFNC Stock received in the Merger will include the period during which the shares of NBCBC Stock surrendered in exchange therefor were held, provided such shares of NBCBC Stock were held as capital assets at the Effective Time; and (4) satisfactorily addresses any other significant federal income tax issues concerning the Merger. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NBCBC and others. The opinion shall be in form and substance reasonably satisfactory to NBCBC.

     Section 6.04 Effect of Required Adjustments. Any effect on NBCBC as a result of action taken by NBCBC pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of NBCBC and for purposes of determining whether any conditions are satisfied.

                                   ARTICLE VII
                                   TERMINATION

     Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after the approval by the stockholders of NBCBC:

         (a) By the mutual consent of SFNC and NBCBC, by action of their respective boards of directors;

         (b) By SFNC or NBCBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of NBCBC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

         (c) By SFNC or NBCBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 1999, unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

         (d) By SFNC, in the event Baird, Kurtz & Dobson notifies SFNC that it will be unable to give the opinion described in Section 6.01(d),

         (e) By NBCBC, in the event Williams & Anderson LLP notifies the parties that it will be unable to give the opinion described in Section 6.03(e).

     Section 7.02 Effect of Termination. In the event of the termination of this Agreement by either SFNC or NBCBC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

                                  ARTICLE VIII
                        EFFECTIVE DATE AND EFFECTIVE TIME

     Section 8.01 Effective Date and Effective Time. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the "Effective Date". The "Effective Time" of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.

                                   ARTICLE IX
                                  OTHER MATTERS

     Section 9.01 Survival. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Effective Date or, after the Effective Date be the basis for any action by any party, except as to any matter which is based upon willful fraud by a party with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(h)(3), 7.02, 9.05 and 9.06 shall survive such termination.

     Section 9.02 Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of NBCBC, Sections 2.02(a)-(d) shall not be amended or revised.

     Section 9.03 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 9.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

     Section 9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     Section 9.06 Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

     Section 9.07 Notices. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

     If to NBCBC and NBC, to:               NBC Bank Corp.
                                            Attn: John Dews
                                            P. O. Box 992
                                            El Dorado, Arkansas 71730-5642

    With a Copy to:                         Mr. William I. Prewett
                                            P. O. Box 1917
                                            El Dorado, Arkansas 71731

    If to SFNC, to:                         SIMMONS FIRST NATIONAL CORPORATION
                                            J. Thomas May, Chairman & CEO
                                            P. O. Box 7009
                                            Pine Bluff, Arkansas  71611-7009

    With a Copy to:                         WILLIAMS & ANDERSON LLP
                                            ATTN: Patrick A. Burrow
                                            111 Center St., 22nd Floor
                                            Little Rock, Arkansas  72201

     Section 9.08 No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.09 Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

     Section 9.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

     Section 9.11 No Interference with Legal or Fiduciary Duty. Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in good faith belief that it is required by law or fiduciary duty.

     Section 9.12 Expenses. Whether or not the merger is consummated, all costs and expenses incurred in connection with this Agreement and the merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

                                    ARTICLE X
                      EXPENSES, INDEMNIFICATION, INSURANCE

     Section 10.01 Indemnification. In the event the Merger Transaction is consummated, NBCBC and SFNC shall indemnify and hold harmless each present and former director and officer of NBCBC and of NBC against any cost or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining as to matters related to this Agreement and/or to the merger. They shall jointly and severally advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     Section 10.02 D&O Insurance. Directors and officers liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by NBCBC prior to the consummation of the Merger Transaction. Coverage for acts and omissions occurring after the Effective Date, will be provided to directors and officers of NBC on the same basis as provided to the other subsidiary banks of SFNC.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                               SIMMONS FIRST NATIONAL CORPORATION


                               By /s/ J. Thomas May
                                  ------------------------------------
                                  J. Thomas May, Chairman, President &
                                  Chief Executive Officer

                               NBC BANK CORP.

                               By /s/ John F. Dews
                                  ------------------------------------
                                  John F. Dews,  President and
                                  Chief Executive Officer

                                    ANNEX II

                        BROWN, BURKE CAPITAL PARTNERS, INC.
                                ATLANTA, GEORGIA

                                                   April 21, 1999



Board of Directors
NBC Bank Corp.
NBC Plaza
100 West Grove
El Dorado, AR 71730

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the shareholders of NBC Bank Corp. (the "Company"), from a financial point of view of the per share purchase price and terms (the "Per Share purchase Price and Terms") provided for in the Agreement and Plan of Merger (the "Merger Agreement") dated March 22, 1999 between the Company and Simmons First National Corporation ("SFNC"). The Merger Agreement provides for a merger (the "Merger") of the Company and SFNC pursuant to which the common shareholders of the Company will receive 785,000 SFNC common shares.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to SFNC and the Company. We have also reviewed certain other information, including financial forecasts and budgets, provided to us by SFNC and the Company, and have discussed with the Company's management the business and prospects of the Company.

We have also considered certain financial and stock market data of SFNC and the Company and we have compared that data with similar data for other publicly held bank holding companies, and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of SFNC's and the Company's managements as to the future financial performance of SFNC and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of SFNC or the Company, and we have assumed that the aggregate allowances for loan losses for SFNC and the Company are adequate to cover such losses.

It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof, and this opinion does not represent our view as to what the value of the SFNC common stock necessarily will be when the SFNC common stock is issued to the stockholders of the Company upon consummation of the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fixed fee for our services, which will be due upon delivery of the fairness opinion.

We agree to the inclusion of this opinion letter in the Proxy Statement/Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Per Share Purchase Price and Terms of the Merger are fair to the common shareholders of the Company from a financial point of view.

Very truly yours,

/s/ Brown, Burke Capital Partners, Inc.

BROWN, BURKE CAPITAL PARTNERS, INC.

                                    ANNEX III

4-26-1007. Rights of dissenting shareholders.

  (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

  (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

  (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

  (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

  (e)(1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

  (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

  (f)(1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

  (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

  (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

  (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

  (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

  (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Arkansas Code Annotated Section 4-27-850 ("Arkansas Code") provides as follows:

     SECTION 4-27-850 - INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS - INSURANCE.

     A. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     B. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

     C. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections A. and B. of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     D. Any indemnification under subsections A. and B. of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A. and B. of this section. Such determination shall be made:

     (1) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; or

     (2) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) By the stockholders.

     E. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     F. The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     G. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     H. For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     I. For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     J. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Further, the Arkansas Code Section 4-27-202 provides as follows:

     SECTION 4-27-202. ARTICLES OF INCORPORATION.

     A. The articles of incorporation must set forth:

                                         * * *

     B. The articles of incorporation may set forth:

                                         * * *

     3. A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     (i) For any breach of the director's duty of loyalty to the corporation or its stockholders;

     (ii) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) Under Section 4-27-833 of this chapter;

     (iv) For any transaction from which the director derived an improper personal benefit; or

     (v) For any action, omission, transaction, or breach of a director's duty creating any third-party liability to any person or entity other than the corporation or stockholder.

         No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock.

THE REGISTRANT'S ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

         The Registrant's Articles of Incorporation and Bylaws extend indemnification rights to the fullest extent authorized by the Arkansas Code to its directors and officers. In addition, the Articles of Incorporation and Bylaws permit the Registrant to maintain insurance to protect itself and any of its directors, officers or representatives against any liability assessed against such person and incurred in any such capacity or arising out of such status whether or not the Registrant would have the power to indemnify such person under the Arkansas Code.

              The Registrant's Articles of Incorporation include the following provision, in reliance on Section 4-27-202 of the Arkansas Code:

         SIXTEENTH: To the fullest extent permitted by the Arkansas Business Corporation Act, as it now exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

 ITEM 21.                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit
Number                                              Description
------                                              -----------

2 Agreement and Plan of Merger by and between the Company and NBC Bank Corp., dated March 22, 1999. (Included as Annex I to Part I of the Registration Statement).

5                                     Opinion of Williams & Anderson LLP
                                      (To be filed by amendment.)

8                                     Opinion of Williams & Anderson LLP

23(a) Consent of Baird, Kurtz & Dobson, independent public accountants regarding information from Simmons First National Corporation 10-K for the year ended 12/31/98

23(b) Consent of Deloitte & Touche LLP independent public accountants regarding inclusion of their independent auditors' report on the audited financial statements of NBC Bank Corp.

*23(c) Consent of Williams & Anderson LLP will be included in that firm's opinion filed as Exhibit 5 hereto.

99(a)                                 Letter to NBC Bank Corp. Shareholders

99(b)                                 Notice of Special Shareholders Meeting

99(c)                                 Form of Proxy

99(d)                                 Form of Affiliate Letter


*To be supplied or filed by amendment.

ITEM 22.        UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes as follows that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on the 21st day of April, 1999.

                                    SIMMONS FIRST NATIONAL CORPORATION


                                    By   /s/ Barry L. Crow
                                    _________________________________________
                                    Barry L. Crow, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of April, 1999.

  Signature                                       Title
 __________                                      _______

/s/ J. Thomas May
-------------------------        Chairman of the Board, Chief Executive Officer
J. Thomas May                    and President (Principal Executive Officer)


/s/ Barry L. Crow
-------------------------        Chief Financial Officer
Barry L. Crow                    (Principal Financial and Accounting Officer)


/s/ W. E. Ayres
-------------------------        Director
W. E. Ayres


/s/ Ben V. Floriani
-------------------------        Director
Ben V. Floriani


/s/ Lara F. Hutt, III
-------------------------        Director
Lara F. Hutt, III


-------------------------        Director
George Makris, Jr.


/s/ David R. Perdue
-------------------------        Director
David R. Perdue


/s/ Harry L. Ryburn
-------------------------        Director
Harry L. Ryburn


-------------------------        Director
Donald W. Stone


/s/ Henry F. Trotter, Jr.
-------------------------        Director
Henry F. Trotter, Jr.

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints J. Thomas May and Barry L. Crow, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Simmons First National Corporation (the "Company") pertaining to the registration of up to 785,000 shares of the Company's Class A Common Stock, $1.00 par value per share, to be issued upon consummation of a merger with NBC Bank Corp. and to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Signature                                    Title


/s/ J. Thomas May
-------------------------                       Director
J. Thomas May


/s/ W. E. Ayres
------------------------                        Director
W. E. Ayres


/s/ Ben V. Floriani
-------------------------                       Director
Ben V. Floriani


/s/ Lara F. Hutt, III
-------------------------                       Director
Lara F. Hutt, III


-------------------------                       Director
George Makris, Jr.


/s/ David R. Perdue
-------------------------                       Director
David R. Perdue


/s/ Harry L. Ryburn
-------------------------                       Director
Harry L. Ryburn


-------------------------                       Director
Donald W. Stone


/s/ Henry F. Trotter, Jr.
-------------------------                       Director
Henry F. Trotter, Jr.